Huntington Bancshares Incorporated

Condensed Consolidated Balance Sheets

(Unaudited)

	2013	2012
(dollar amounts in thousands, except number of shares)	September 30,	December 31,
Assets
Cash and due from banks	$1,107,658	$1,262,806
Interest-bearing deposits in banks	63,100	70,921
Trading account securities	74,167	91,205
Loans held for sale (includes $313,099 and $452,949 respectively, measured at fair value) (1)	345,621	764,309
Available-for-sale and other securities	6,446,681	7,566,175
Held-to-maturity securities	2,236,121	1,743,876
Loans and leases (includes $69,780 and $142,762 respectively, measured at fair value) (2)	42,555,833	40,728,425
Allowance for loan and lease losses	(666,030)	(769,075)
Net loans and leases	41,889,803	39,959,350
Bank owned life insurance	1,633,247	1,596,056
Premises and equipment	639,632	617,257
Goodwill	444,268	444,268
Other intangible assets	103,512	132,157
Accrued income and other assets	1,664,441	1,904,805
Total assets	$56,648,251	$56,153,185
Liabilities and shareholders' equity
Liabilities
Deposits	$46,564,046	$46,252,683
Short-term borrowings	660,932	589,814
Federal Home Loan Bank advances	333,352	1,008,959
Other long-term debt	904,668	158,784
Subordinated notes	1,111,598	1,197,091
Accrued expenses and other liabilities	1,112,076	1,155,643
Total liabilities	50,686,672	50,362,974
Shareholders' equity
Preferred stock - authorized 6,617,808 shares:

Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, par value of $0.01, and liquidation value per share of $1,000	362,507	362,507

Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, par value of $0.01, and liquidation value per share of $1,000	23,785	23,785
Common stock	8,315	8,441
Capital surplus	7,387,033	7,475,149
Less treasury shares, at cost	(10,893)	(10,921)
Accumulated other comprehensive loss	(230,767)	(150,817)
Retained (deficit) earnings	(1,578,401)	(1,917,933)
Total shareholders' equity	5,961,579	5,790,211
Total liabilities and shareholders' equity	$56,648,251	$56,153,185

Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000
Common shares issued	831,516,546	844,105,349
Common shares outstanding	830,144,646	842,812,709
Treasury shares outstanding	1,371,900	1,292,640
Preferred shares issued	1,967,071	1,967,071
Preferred shares outstanding	398,007	398,007

(1)	Amounts represent loans for which Huntington has elected the fair value option.
(2)	Amounts represent certain assets of a consolidated VIE for which Huntington has elected the fair value option.

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands, except per share amounts)	2013	2012	2013	2012
Interest and fee income:
Loans and leases	$408,998	$415,322	$1,221,322	$1,256,229
Available-for-sale and other securities
Taxable	35,280	45,937	114,004	143,005
Tax-exempt	2,677	2,224	8,052	6,547
Held-to-maturity securities - taxable	12,219	5,592	31,835	14,844
Other	3,738	14,712	15,600	30,643
Total interest income	462,912	483,787	1,390,813	1,451,268
Interest expense:
Deposits	27,655	40,880	89,281	126,450
Short-term borrowings	158	544	571	1,685
Federal Home Loan Bank advances	197	135	771	690
Subordinated notes and other long-term debt	10,050	11,930	26,231	45,974
Total interest expense	38,060	53,489	116,854	174,799
Net interest income	424,852	430,298	1,273,959	1,276,469
Provision for credit losses	11,400	37,004	65,714	107,930
Net interest income after provision for credit losses	413,452	393,294	1,208,245	1,168,539
Service charges on deposit accounts	72,918	67,806	201,810	194,096
Mortgage banking	23,621	44,614	102,528	129,381
Trust services	30,470	29,689	92,296	90,509
Electronic banking	24,282	22,135	68,340	61,279
Brokerage	16,532	16,526	54,073	54,811
Insurance	17,269	17,792	53,708	54,051
Gain on sale of loans	5,063	6,591	11,027	37,492
Bank owned life insurance income	13,740	14,371	42,603	42,275
Capital markets fees	12,825	11,805	32,888	35,242
Net gains on sales of securities	184	4,285	981	5,512
Impairment losses recognized in earnings on available-for-sale securities	(86)	(116)	(1,802)	(1,606)
Other noninterest income	33,685	25,569	92,915	97,164
Total noninterest income	250,503	261,067	751,367	800,206
Personnel costs	229,326	247,709	752,083	734,241
Outside data processing and other services	49,313	49,880	148,476	140,087
Net occupancy	35,591	27,599	93,361	82,152
Equipment	28,191	25,950	78,018	76,367
Deposit and other insurance expense	11,155	15,534	40,105	52,003
Professional services	12,487	18,024	29,020	44,712
Marketing	12,271	20,178	37,481	58,319
Amortization of intangibles	10,362	11,431	31,044	34,902
OREO and foreclosure expense	2,053	4,982	4,448	14,038
Loss (Gain) on extinguishment of debt	—	1,782	—	(798)
Other noninterest expense	32,587	35,234	97,958	129,225
Total noninterest expense	423,336	458,303	1,311,994	1,365,248
Income before income taxes	240,619	196,058	647,618	603,497
Provision for income taxes	62,132	28,291	166,700	129,754
Net income	178,487	167,767	480,918	473,743
Dividends on preferred shares	7,967	7,983	23,904	24,016
Net income applicable to common shares	$170,520	$159,784	$457,014	$449,727
Average common shares - basic	830,398	857,871	835,410	861,543
Average common shares - diluted	841,025	863,588	844,524	866,768
Per common share:
Net income - basic	$0.21	$0.19	$0.55	$0.52
Net income - diluted	0.20	0.19	0.54	0.52
Cash dividends declared	0.05	0.04	0.14	0.12

OTTI losses for the periods presented:
Total OTTI losses	$(92)	$(253)	$(1,808)	$(1,822)
Noncredit-related portion of loss recognized in OCI	6	137	6	216
Impairment losses recognized in earnings on available-for-sale securities	$(86)	$(116)	$(1,802)	$(1,606)

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012

Net income	$178,487	$167,767	$480,918	$473,743

Other comprehensive income, net of tax:
Unrealized gains on available-for-sale and other securities:
Non-credit-related impairment recoveries on debt securities not expected to be sold	1,934	6,059	9,742	10,123
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains	4,594	36,739	(77,449)	57,301
Total unrealized gains (losses) on available-for-sale and other securities	6,528	42,798	(67,707)	67,424

Unrealized gains (losses) on cash flow hedging derivatives	15,332	5,394	(54,048)	12,068

Change in accumulated unrealized losses for pension and other post-retirement obligations	31,109	3,243	41,805	9,729
Other comprehensive income (loss)	52,969	51,435	(79,950)	89,221
Comprehensive income	$231,456	$219,202	$400,968	$562,964

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Preferred Stock									Accumulated
			Series B							Other	Retained
(All amounts in thousands,	Series A		Floating Rate		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Nine Months Ended September 30, 2012
Balance, beginning of period	363	$362,507	35	$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100
Net income											473,743	473,743
Other comprehensive income (loss)										89,221		89,221
Repurchase of common stock					(10,168)	(102)	(65,201)					(65,303)
Cash dividends declared:
Common ($0.12 per share)											(103,172)	(103,172)
Preferred Series A ($63.75 per share)											(23,110)	(23,110)
Preferred Series B ($25.54 per share)											(906)	(906)
Recognition of the fair value of share-based compensation							19,958					19,958
Other share-based compensation activity					1,331	13	(66)				(218)	(271)
Other							9	(85)	(562)		(103)	(656)
Balance, end of period	363	$362,507	35	$23,785	856,748	$8,567	$7,551,509	(1,263)	$(10,817)	$(84,542)	$(2,043,405)	$5,807,604
Nine Months Ended September 30, 2013
Balance, beginning of period	363	$362,507	35	$23,785	844,105	$8,441	$7,475,149	(1,292)	$(10,921)	$(150,817)	$(1,917,933)	$5,790,211
Net income											480,918	480,918
Other comprehensive income (loss)										(79,950)		(79,950)
Repurchases of common stock					(16,708)	(167)	(124,828)					(124,995)
Cash dividends declared:
Common ($0.14 per share)											(116,648)	(116,648)
Preferred Series A ($63.75 per share)											(23,110)	(23,110)
Preferred Series B ($22.37 per share)											(794)	(794)
Recognition of the fair value of share-based compensation							27,643					27,643
Other share-based compensation activity					4,119	41	9,648				(817)	8,872
Other							(579)	(79)	28		(17)	(568)
Balance, end of period	363	$362,507	35	$23,785	831,516	$8,315	$7,387,033	(1,371)	$(10,893)	$(230,767)	$(1,578,401)	$5,961,579

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)	Nine Months Ended
	September 30,
(dollar amounts in thousands)	2013	2012
Operating activities
Net income	$480,918	473,743
Provision for credit losses	65,714	107,930
Depreciation and amortization	210,311	208,041
Share-based compensation expense	27,643	19,958
Change in deferred income taxes	54,008	151,449
Originations of loans held for sale	(2,276,606)	(2,852,920)
Principal payments on and proceeds from loans held for sale	2,435,673	2,724,950
Gain on sale of loans held for sale	(42,963)	(34,292)
Gain on early extinguishment of debt	—	(798)
Bargain purchase gain	—	(11,409)
Net gain on sales of securities	(981)	(5,512)
Impairment losses recognized in earnings on available-for-sale securities	1,802	1,606
Net change in:
Trading account securities	17,038	(46,071)
Accrued income and other assets	(36,350)	473,451
Accrued expense and other liabilities	(122,913)	(535,448)
Net cash provided by (used for) operating activities	813,294	674,678
Investing activities
Increase (decrease) in interest bearing deposits in banks	103,781	79,398
Net cash received from acquisition	—	40,310
Proceeds from:
Maturities and calls of available-for-sale and other securities	1,161,018	1,389,995
Maturities of held-to-maturity securities	195,369	69,822
Sales of available-for-sale and other securities	362,434	830,528
Purchases of available-for-sale and other securities	(830,992)	(2,074,313)
Purchases of held-to-maturity securities	(397,309)	(734,740)
Net proceeds from sales of loans	341,751	1,799,770
Net loan and lease activity, excluding sales	(2,091,670)	(2,532,577)
Proceeds from sale of operating lease assets	9,146	23,634
Purchases of premises and equipment	(89,100)	(82,862)
Proceeds from sales of other real estate	27,671	26,832
Purchases of loans and leases	(7,417)	(451,829)
Other, net	2,550	3,497
Net cash provided by (used for) investing activities	(1,212,768)	(1,612,535)
Financing activities
Increase (decrease) in deposits	315,008	2,749,959
Increase (decrease) in short-term borrowings	155,454	(291,267)
Maturity/redemption of subordinated notes	(50,000)	(202,895)
Proceeds from Federal Home Loan Bank advances	2,600,000	815,000
Maturity/redemption of Federal Home Loan Bank advances	(3,275,648)	(1,213,815)
Issuance of long-term debt	748,727	—
Maturity/redemption of long-term debt	(2,086)	(1,044,348)
Dividends paid on preferred stock	(23,910)	(23,736)
Dividends paid on common stock	(109,046)	(103,400)
Repurchases of common stock	(124,995)	(65,303)
Other, net	10,822	(705)
Net cash provided by (used for) financing activities	244,326	619,490
Increase (decrease) in cash and cash equivalents	(155,148)	(318,367)
Cash and cash equivalents at beginning of period	1,262,806	1,115,968
Cash and cash equivalents at end of period	$1,107,658	$797,601
Supplemental disclosures:
Income taxes paid (refunded)	$99,538	5,581
Interest paid	116,945	180,267
Non-cash activities
Securities transferred to held-to-maturity from available-for-sale	292,164	278,748
Loans transferred to held-for-sale from portfolio	50,344	1,656,486
Loans transferred to portfolio from held-for-sale	307,303	—
Dividends accrued, paid in subsequent quarter	47,907	47,824

See Notes to Unaudited Condensed Consolidated Financial Statements.

Huntington Bancshares Incorporated

Notes to Unaudited Condensed Consolidated Financial Statements

1. BASIS OF PRESENTATION

The accompanying Unaudited Condensed Consolidated Financial Statements of Huntington reflect all adjustments consisting of normal recurring accruals which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These Unaudited Condensed Consolidated Financial Statements have been prepared according to the rules and regulations of the SEC and, therefore, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2012 Form 10-K, which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Unaudited Condensed Consolidated Financial Statements or disclosed in the Notes to Unaudited Condensed Consolidated Financial Statements.

2. ACCOUNTING STANDARDS UPDATE

ASU 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments were applied retrospectively for all comparative periods presented (See Note 15). The amendments did not have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2013-01— Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The ASU amends Update 2011-11 to clarify that the scope applies to derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to master netting or similar arrangements. Other types of financial assets and liabilities subject to master netting or similar arrangements are not subject to the disclosure requirements in Update 2011-11. The amendments are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods (See Note 15). The amendments did not have a material impact on Huntington’s Condensed Consolidated Financial Statements.

ASU 2013-02— Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The amendments are effective prospectively for reporting periods beginning after December 15, 2012 (See Note 9). The amendments did not have a material impact on Huntington’s Condensed Consolidated Financial Statements

ASU 2013-11— Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The ASU requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, if a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments will not have a material impact on Huntington’s Condensed Consolidated Financial Statements.

3. Loans / Leases AND ALLOWANCE FOR CREDIT LOSSES

Loans and leases for which Huntington has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the Unaudited Condensed Consolidated Balance Sheets as loans and leases. Except for loans which are accounted for at fair value, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. At September 30, 2013, and December 31, 2012, the aggregate amount of these net unamortized deferred loan origination fees and costs and net unearned income was $172.5 million and $174.5 million, respectively.

Loan and Lease Portfolio Composition

The following table provides a detailed listing of Huntington’s loan and lease portfolio at September 30, 2013 and December 31, 2012:

	September 30,	December 31,
(dollar amounts in thousands)	2013	2012

Loans and leases:
Commercial and industrial	$17,334,533	$16,970,689
Commercial real estate	4,872,725	5,399,240
Automobile	6,317,112	4,633,820
Home equity	8,346,685	8,335,342
Residential mortgage	5,306,964	4,969,672
Other consumer	377,814	419,662
Loans and leases	42,555,833	40,728,425
Allowance for loan and lease losses	(666,030)	(769,075)
Net loans and leases	$41,889,803	$39,959,350

As shown in the table above, the primary loan and lease portfolios are: C&I, CRE, automobile, home equity, residential mortgage, and other consumer. For ACL purposes, these portfolios are further disaggregated into classes. The classes within each portfolio are as follows:

Portfolio	Class

Commercial and industrial	Owner occupied
Purchased credit-impaired
Other commercial and industrial

Commercial real estate	Retail properties
Multi family
Office
Industrial and warehouse
Purchased credit-impaired
Other commercial real estate

Automobile	NA (1)

Home equity	Secured by first-lien
Secured by junior-lien

Residential mortgage	Residential mortgage
Purchased credit-impaired

Other consumer	Other consumer
Purchased credit-impaired

(1) Not applicable. The automobile loan portfolio is not further segregated into classes.

Fidelity Bank acquisition

On March 30, 2012, Huntington acquired the loans of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, loans with a fair value of $523.9 million were transferred to Huntington.  These loans were recorded at fair value in accordance with applicable accounting guidance, ASC 805. The fair values for the loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3), and reflected an estimate of probable losses and the credit risk associated with the loans.

Purchased Credit-Impaired Loans

Purchased loans with evidence of deterioration in credit quality since origination for which it is probable at acquisition that we will be unable to collect all contractually required payments are considered to be credit impaired. Purchased credit-impaired loans are initially recorded at fair value, which is estimated by discounting the cash flows expected to be collected at the acquisition date. Because the estimate of expected cash flows reflects an estimate of future credit losses expected to be incurred over the life of the loans, an allowance for credit losses is not recorded at the acquisition date. The excess of cash flows expected at acquisition over the estimated fair value, referred to as the accretable yield, is recognized in interest income over the remaining life of the loan, or pool of loans, on a level-yield basis. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. A subsequent decrease in the estimate of cash flows expected to be received on purchased credit-impaired loans generally results in the recognition of an allowance for credit losses. Subsequent increases in cash flows result in reversal of any nonaccretable difference (or allowance for loan and lease losses to the extent any has been recorded) with a positive impact on interest income subsequently recognized. The measurement of cash flows involves assumptions and judgments for interest rates, prepayments, default rates, loss severity, and collateral values. All of these factors are inherently subjective and significant changes in the cash flow estimates over the life of the loan can result.

The following table presents a rollforward of the accretable yield for three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Balance, beginning of period	$32,705	$24,761	$23,251	$—
Impact of acquisition/purchase on March 30, 2012	—	—	—	27,586
Additions	—	—	—	—
Accretion	(4,605)	(2,982)	(11,705)	(5,807)
Reclassification from nonaccretable difference	1,152	—	17,706	—
Balance, end of period	$29,252	$21,779	$29,252	$21,779

At September 30, 2013, there was $2.2 million of allowance for loan losses recorded on the purchased impaired loan portfolio. The following table reflects the outstanding balance of all contractually required payments and carrying amounts of the acquired loans at September 30, 2013 and December 31, 2012:

	September 30, 2013		December 31, 2012
(dollar amounts in thousands)	Ending Balance	Unpaid Balance	Ending Balance	Unpaid Balance
Commercial and industrial	$43,638	$63,023	$54,472	$80,294
Commercial real estate	89,246	172,618	126,923	226,093
Residential mortgage	2,287	3,619	2,243	4,104
Other consumer	127	223	140	245
Total	$135,298	$239,483	$183,778	$310,736

Loan and Lease Purchases and Sales

The following table summarizes significant portfolio loan and lease purchase and sale activity for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Portfolio loans and leases purchased during the:
Three-month period ended September 30, 2013	$28,432	$—	$—	$—	$—	$—	$28,432
Nine-month period ended September 30, 2013	$84,169	$—	$—	$—	$—	$—	$84,169

Three-month period ended September 30, 2012	$58,638	$—	$—	$—	$—	$—	$58,638
Nine-month period ended September 30, 2012	$536,139	$378,122	$—	$13,025	$62,324	$85	$989,695

Portfolio loans and leases sold or transferred to loans held for sale during the:
Three-month period ended September 30, 2013	$70,823	$—	$—	$—	$49,931	$—	$120,754
Nine-month period ended September 30, 2013	$153,889	$3,991	$—	$—	$205,335	—	$363,215

Three-month period ended September 30, 2012	$65,768	$4,812	$—	$—	$—	$—	$70,580
Nine-month period ended September 30, 2012	$190,933	$52,554	$2,783,748	$—	$179,621	$—	$3,206,856

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt. When a borrower with debt is discharged in a Chapter 7 bankruptcy and not reaffirmed by the borrower, the loan is determined to be collateral dependent and placed on nonaccrual status.

All classes within the C&I and CRE portfolios (except for purchased credit-impaired loans) are placed on nonaccrual status at 90-days past due. Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest at the rate guaranteed by the government agency. First-lien home equity loans are placed on nonaccrual status at 150-days past due. Junior-lien home equity loans are placed on nonaccrual status at the earlier of 120-days past due or when the related first-lien loan has been identified as nonaccrual. Automobile and other consumer loans are generally charged-off when the loan is 120-days past due.

For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income. However, for secured non-reaffirmed debt in a Chapter 7 bankruptcy, payments are applied to principal and interest when the borrower has demonstrated a capacity to continue payment of the debt and collection of the debt is reasonably assured. For unsecured non-reaffirmed debt in a Chapter 7 bankruptcy where the carrying value has been fully charged-off, payments are recorded as loan recoveries.

Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower’s ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower’s financial condition. When, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan or lease is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

The following table presents NALs by loan class at September 30, 2013 and December 31, 2012:

	2013	2012
(dollar amounts in thousands)	September 30,	December 31,

Commercial and industrial:
Owner occupied	$43,493	$53,009
Other commercial and industrial	24,541	37,696
Total commercial and industrial	$68,034	$90,705

Commercial real estate:
Retail properties	$30,383	$31,791
Multi family	11,295	19,765
Office	18,461	30,341
Industrial and warehouse	4,959	6,841
Other commercial real estate	15,197	38,390
Total commercial real estate	$80,295	$127,128

Automobile	$5,972	$7,823

Home equity:
Secured by first-lien	$30,347	$27,091
Secured by junior-lien	32,198	32,434
Total home equity	$62,545	$59,525

Residential mortgage	$116,260	$122,452

Other consumer	$—	$—
Total nonaccrual loans	$333,106	$407,633

The following table presents an aging analysis of loans and leases, including past due loans, by loan class at September 30, 2013 and December 31, 2012: (1)

September 30, 2013
							90 or more
	Past Due					Total Loans	days past due
(dollar amounts in thousands)	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$7,858	$3,665	$30,621	$42,144	$4,349,691	$4,391,835	$—
Purchased credit-impaired	402	774	19,217	20,393	23,245	43,638	19,217
Other commercial and industrial	11,235	3,297	10,109	24,641	12,874,419	12,899,060	—
Total commercial and industrial	$19,495	$7,736	$59,947	$87,178	$17,247,355	$17,334,533	$19,217	(2)

Commercial real estate:
Retail properties	$2,822	$2,022	$5,851	$10,695	$1,224,025	$1,234,720	$—
Multi family	2,059	823	8,253	11,135	960,380	971,515	—
Office	4,501	1,201	15,887	21,589	948,001	969,590	—
Industrial and warehouse	3,049	1,194	2,729	6,972	520,784	527,756	—
Purchased credit-impaired	2,545	3,109	44,026	49,680	39,566	89,246	44,026
Other commercial real estate	2,375	568	9,628	12,571	1,067,327	1,079,898	—
Total commercial real estate	$17,351	$8,917	$86,374	$112,642	$4,760,083	$4,872,725	$44,026	(2)

Automobile	$34,808	$7,554	$3,683	$46,045	$6,271,067	$6,317,112	$3,599

Home equity:
Secured by first-lien	$17,554	$7,830	$28,877	$54,261	$4,699,206	$4,753,467	$6,493
Secured by junior-lien	31,079	14,030	30,418	75,527	3,517,691	3,593,218	6,551
Total home equity	$48,633	$21,860	$59,295	$129,788	$8,216,897	$8,346,685	$13,044

Residential mortgage:
Residential mortgage	$114,101	$37,628	$164,564	$316,293	$4,988,384	$5,304,677	$95,569	(3)
Purchased credit-impaired	106	—	178	284	2,003	2,287	179
Total residential mortgage	$114,207	$37,628	$164,742	$316,577	$4,990,387	$5,306,964	$95,748

Other consumer:
Other consumer	$6,326	$1,430	$1,100	$8,856	$368,831	$377,687	$1,102
Purchased credit-impaired	—	—	—	—	127	127	—
Total other consumer	$6,326	$1,430	$1,100	$8,856	$368,958	$377,814	$1,102

Total loans and leases	$240,820	$85,125	$375,141	$701,086	$41,854,747	$42,555,833	$176,736

December 31, 2012
	Past Due						90 or more
(dollar amounts in thousands)	30-59 Days	60-89 Days	90 or more days	Total	Current	Total Loans and Leases	days past due and accruing

Commercial and industrial:
Owner occupied	$11,409	$6,302	$31,997	$49,708	$4,236,211	$4,285,919	$—
Purchased credit-impaired	986	3,533	26,648	31,167	23,305	54,472	26,648
Other commercial and industrial	20,273	4,211	14,786	39,270	12,591,028	12,630,298	—
Total commercial and industrial	$32,668	$14,046	$73,431	$120,145	$16,850,544	$16,970,689	$26,648	(2)

Commercial real estate:
Retail properties	$3,459	$4,203	$9,677	$17,339	$1,413,520	$1,430,859	$—
Multi family	7,961	1,314	12,062	21,337	963,063	984,400	—
Office	1,054	2,415	23,335	26,804	909,310	936,114	—
Industrial and warehouse	6,597	118	5,433	12,148	584,754	596,902	—
Purchased credit-impaired	556	1,751	56,660	58,967	67,956	126,923	56,660
Other commercial real estate	2,725	2,192	25,463	30,380	1,293,662	1,324,042	—
Total commercial real estate	$22,352	$11,993	$132,630	$166,975	$5,232,265	$5,399,240	$56,660	(2)

Automobile	$36,267	$7,803	$4,438	$48,508	$4,585,312	$4,633,820	$4,418

Home equity
Secured by first-lien	$26,288	$9,992	$28,322	$64,602	$4,315,985	$4,380,587	$5,202
Secured by junior-lien	34,365	16,553	35,150	86,068	3,868,687	3,954,755	12,998
Total home equity	$60,653	$26,545	$63,472	$150,670	$8,184,672	$8,335,342	$18,200

Residential mortgage
Residential mortgage	$118,582	$44,747	$164,035	$327,364	$4,640,065	$4,967,429	$92,925	(4)
Purchased credit-impaired	58	—	609	667	1,576	2,243	609
Total residential mortgage	$118,640	$44,747	$164,644	$328,031	$4,641,641	$4,969,672	$93,534

Other consumer
Other consumer	$7,431	$2,117	$1,672	$11,220	$408,302	$419,522	$1,672
Purchased credit-impaired	—	76	—	76	64	140	—
Total other consumer	$7,431	$2,193	$1,672	$11,296	$408,366	$419,662	$1,672

Total loans and leases	$278,011	$107,327	$440,287	$825,625	$39,902,800	$40,728,425	$201,132

(1)	NALs are included in this aging analysis based on the loan's past due status.
(2)	All amounts represent accruing purchased impaired loans related to the FDIC-assisted Fidelity Bank acquisition. Under the applicable accounting guidance (ASC 310-30), the loans were recorded at fair value upon acquisition and remain in accruing status.
(3)	Includes $81,770 thousand guaranteed by the U.S. government.
(4)	Includes $90,816 thousand guaranteed by the U.S. government.

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL. The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio. These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans; the development of new or expanded Commercial business segments such as healthcare, ABL, and energy, and the overall condition of the manufacturing industry. Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance. Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ALLL consists of two components: (1) the transaction reserve, which includes a loan level allocation per ASC 310-10, specific reserves related to loans considered to be impaired, and loans involved in troubled debt restructurings allocated per ASC 310-40, and (2) the general reserve. The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each impaired C&I and CRE loan greater than $1.0 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system. The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month emergence period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors. The estimate of loss is based on pools of loans and leases with similar characteristics. The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used. The credit score provides a basis for understanding the borrowers past and current payment performance, and this information is used to estimate expected losses over the 12-month emergence period. The performance of first-lien loans ahead of our junior-lien loans is available to use as part of our updated score process. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as required. Models utilized in the ALLL estimation process are subject to the Company’s model validation policies.

The general reserve consists of the economic reserve and risk-profile reserve components. The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance. The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

During the quarter, we made enhancements to our commercial risk rating system used for assessing credit risk when determining our ACL. The enhancements made during the quarter provide greater granularity in overall corporate risk ratings and incorporate a broader set of financial metrics in the determination of the PD and LGD. The PD and LGD factors combine to represent the transaction reserve component for a given credit exposure.

In conjunction with the enhancements to our commercial risk rating system noted above, we enhanced our process for incorporating risk inherent in the economic and risk profile components of our general reserve, which is discussed more fully in Note 1 of Form 10-K. These enhancements allow Huntington to better reflect the credit exposure inherent in our portfolio, as well as overall risks in the economic environment. These changes did not have a material impact on our overall ACL.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL. The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments. The AULC is reflected in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

During a 2013 third quarter review of our consumer portfolios, we identified additional loans associated with borrowers who had filed Chapter 7 bankruptcy and had not reaffirmed their debt, thus meeting the definition of collateral dependent per OCC guidance, and as such, considered a concession, placed on nonaccrual status, and written down to collateral value, less anticipated selling costs. As a result of our review of the existing consumer portfolios, NCOs increased by $13.1 million and the ALLL increased by $6.0 million based on our estimated exposure. We will finalize the review during the 2013 fourth quarter.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans. There were no material changes in assumptions or estimation techniques compared with prior periods that impacted the determination of the current period’s ALLL and AULC.

The following table presents ALLL and AULC activity by portfolio segment for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Three-month period ended September 30, 2013:

ALLL balance, beginning of period	$233,679	$255,849	$39,990	$115,626	$63,802	$24,130	$733,076
Loan charge-offs	(9,226)	(22,759)	(6,000)	(30,206)	(7,435)	(9,626)	(85,252)
Recoveries of loans previously charged-off	7,565	10,196	3,279	3,031	2,646	2,793	29,510
Provision for loan and lease losses	30,030	(78,764)	(10,182)	35,617	(7,691)	19,756	(11,234)
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(70)	—	(70)
ALLL balance, end of period	$262,048	$164,522	$27,087	$124,068	$51,252	$37,053	$666,030

AULC balance, beginning of period	$37,471	$4,408	$—	$1,688	$6	$650	$44,223
Provision for unfunded loan commitments and letters of credit	13,621	8,394	—	59	7	553	22,634
AULC balance, end of period	$51,092	$12,802	$—	$1,747	$13	$1,203	$66,857

ACL balance, end of period	$313,140	$177,324	$27,087	$125,815	$51,265	$38,256	$732,887

Nine-month period ended September 30, 2013:

ALLL balance, beginning of period	$241,051	$285,369	$34,979	$118,764	$61,658	$27,254	$769,075
Loan charge-offs	(31,220)	(59,320)	(16,907)	(74,504)	(25,028)	(25,653)	(232,632)
Recoveries of loans previously charged-off	24,656	31,596	10,129	12,692	5,471	5,869	90,413
Provision for loan and lease losses	27,561	(93,123)	(1,114)	67,116	9,485	29,583	39,508
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(334)	—	(334)
ALLL balance, end of period	$262,048	$164,522	$27,087	$124,068	$51,252	$37,053	$666,030

AULC balance, beginning of period	$33,868	$4,740	$—	$1,356	$3	$684	$40,651
Provision for unfunded loan commitments and letters of credit	17,224	8,062	—	391	10	519	26,206
AULC balance, end of period	$51,092	$12,802	$—	$1,747	$13	$1,203	$66,857

ACL balance, end of period	$313,140	$177,324	$27,087	$125,815	$51,265	$38,256	$732,887

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Three-month period ended September 30, 2012:

ALLL balance, beginning of period	$280,548	$305,391	$30,217	$135,562	$78,015	$29,913	$859,646
Loan charge-offs	(22,522)	(26,513)	(7,925)	(48,710)	(17,644)	(8,872)	(132,186)
Recoveries of loans previously charged-off	9,499	9,139	3,906	2,114	764	1,669	27,091
Provision for loan and lease losses	(10,444)	(7,641)	7,187	33,639	5,809	5,869	34,419
Allowance for loans sold or transferred to loans held for sale	—	—	(104)	—	276	—	172
ALLL balance, end of period	$257,081	$280,376	$33,281	$122,605	$67,220	$28,579	$789,142

AULC balance, beginning of period	$42,844	$5,225	$—	$2,190	$4	$715	$50,978
Provision for unfunded loan commitments and letters of credit	3,263	(125)	—	(513)	(1)	(39)	2,585
AULC balance, end of period	$46,107	$5,100	$—	$1,677	$3	$676	$53,563

ACL balance, end of period	$303,188	$285,476	$33,281	$124,282	$67,223	$29,255	$842,705

Nine-month period ended September 30, 2012:

ALLL balance, beginning of period	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828
Loan charge-offs	(79,746)	(83,662)	(20,534)	(97,058)	(41,292)	(25,946)	(348,238)
Recoveries of loans previously charged-off	22,550	26,604	12,988	5,688	3,056	5,020	75,906
Provision for loan and lease losses	38,910	(51,272)	7,784	70,102	19,200	18,099	102,823
Allowance for loans sold or transferred to loans held for sale	—	—	(5,239)	—	(938)	—	(6,177)
ALLL balance, end of period	$257,081	$280,376	$33,281	$122,605	$67,220	$28,579	$789,142

AULC balance, beginning of period	$39,658	$5,852	$—	$2,134	$1	$811	$48,456
Provision for unfunded loan commitments and letters of credit	6,449	(752)	—	(457)	2	(135)	5,107
AULC balance, end of period	$46,107	$5,100	$—	$1,677	$3	$676	$53,563

ACL balance, end of period	$303,188	$285,476	$33,281	$124,282	$67,223	$29,255	$842,705

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred. Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment. Additionally, discharged, collateral dependent non-reaffirmed debt in Chapter 7 bankruptcy filings will result in a charge-off to estimated collateral value, less anticipated selling costs.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due. Automobile loans and other consumer loans are charged-off at 120-days past due. First-lien and junior-lien home equity loans are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due and 120-days past due, respectively. Residential mortgages are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

OLEM = The credit risk may be relatively minor yet represent a risk given certain specific circumstances. If the potential weaknesses are not monitored or mitigated, the loan may weaken or inadequately protect Huntington’s position in the future. For these reasons, Huntington considers the loans to be potential problem loans.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan. These loans have identified weaknesses that could hinder normal repayment or collection of the debt. It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans. Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is partially based on the borrower’s most recent credit bureau score (FICO), which we update quarterly. A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus. The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers. The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of higher credit quality.

Huntington assesses the risk in the loan portfolio by utilizing numerous risk characteristics.  The classifications described above, and also presented in the table below, represent one of those characteristics that are closely monitored in the overall credit risk management processes. The table below shows an increase in FICO scores less than 650 for the automobile portfolio, and to a lesser degree, the home equity and residential mortgage portfolios. These increases are proportional to growth in the portfolio and do not reflect a deterioration in asset quality for the portfolios, as other risk characteristics mitigate any increased level of risk associated with the FICO score distribution.

The following table presents each loan and lease class by credit quality indicator at September 30, 2013 and December 31, 2012:

	September 30, 2013
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$4,035,048	$169,877	$184,075	$2,835	$4,391,835
Purchased credit-impaired	5,123	1,970	35,635	910	43,638
Other commercial and industrial	12,297,970	213,288	383,695	4,107	12,899,060
Total commercial and industrial	$16,338,141	$385,135	$603,405	$7,852	$17,334,533

Commercial real estate:
Retail properties	$1,103,417	$32,465	$98,838	$—	$1,234,720
Multi family	916,230	14,715	40,456	114	971,515
Office	862,359	20,884	85,475	872	969,590
Industrial and warehouse	481,288	17,668	28,800	—	527,756
Purchased credit-impaired	11,988	5,941	71,317	—	89,246
Other commercial real estate	986,227	17,854	75,518	299	1,079,898
Total commercial real estate	$4,361,509	$109,527	$400,404	$1,285	$4,872,725

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,836,051	$2,427,360	$874,804	$178,897	$6,317,112

Home equity:
Secured by first-lien	$2,946,368	$1,413,536	$316,154	$77,409	$4,753,467
Secured by junior-lien	1,827,991	1,264,222	429,749	71,256	3,593,218
Total home equity	$4,774,359	$2,677,758	$745,903	$148,665	$8,346,685

Residential mortgage:
Residential mortgage	$2,772,000	$1,733,926	$714,181	$84,570	$5,304,677
Purchased credit-impaired	428	1,130	729	—	2,287
Total residential mortgage	$2,772,428	$1,735,056	$714,910	$84,570	$5,306,964

Other consumer:
Other consumer	$148,866	$146,839	$44,214	$37,768	$377,687
Purchased credit-impaired	—	89	38	—	127
Total other consumer	$148,866	$146,928	$44,252	$37,768	$377,814

	December 31, 2012
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,970,597	$108,731	$205,822	$769	$4,285,919
Purchased credit-impaired	1,663	6,555	46,254	—	54,472
Other commercial and industrial	12,146,017	145,111	337,805	1,365	12,630,298
Total commercial and industrial	$16,118,277	$260,397	$589,881	$2,134	$16,970,689

Commercial real estate:
Retail properties	$1,184,987	$63,976	$181,896	$—	$1,430,859
Multi family	902,616	24,098	57,548	138	984,400
Office	826,533	26,488	83,093	—	936,114
Industrial and warehouse	540,484	15,132	41,286	—	596,902
Purchased credit-impaired	10,052	18,085	98,786	—	126,923
Other commercial real estate	1,177,213	43,454	103,262	113	1,324,042
Total commercial real estate	$4,641,885	$191,233	$565,871	$251	$5,399,240

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,233,439	$1,900,824	$682,518	$117,039	$4,933,820	(3)

Home equity:
Secured by first-lien	$2,618,888	$1,345,621	$357,019	$59,059	$4,380,587
Secured by junior-lien	2,046,143	1,375,636	491,226	41,750	3,954,755
Total home equity	$4,665,031	$2,721,257	$848,245	$100,809	$8,335,342

Residential mortgage
Residential mortgage	$2,561,210	$1,673,485	$711,750	$20,984	$4,967,429
Purchased credit-impaired	373	1,303	567	—	2,243
Total residential mortgage	$2,561,583	$1,674,788	$712,317	$20,984	$4,969,672

Other consumer
Other consumer	$169,792	$167,389	$59,815	$22,526	$419,522
Purchased credit-impaired	—	93	47	—	140
Total other consumer	$169,792	$167,482	$59,862	$22,526	$419,662

(1)	Reflects currently updated customer credit scores.
(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.
(3)	Included $0.3 billion of loans reflected as loans held for sale related to an automobile securitization expected to be completed in 2013. During the 2013 second quarter, this amount was transferred from loans held for sale to the automobile portfolio based on Management's intent and ability to hold these loans for the foreseeable future.

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1.0 million or greater are evaluated on a quarterly basis for impairment. Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment. All TDRs, regardless of the outstanding balance amount, are also considered to be impaired. Loans acquired with evidence of deterioration of credit quality since origination for which it is probable at acquisition that all contractually required payments will not be collected are also considered to be impaired.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral, less anticipated selling costs, if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt. Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The following tables present the balance of the ALLL attributable to loans by portfolio segment individually and collectively evaluated for impairment and the related loan and lease balance at September 30, 2013 and December 31, 2012:

	Commercial	Commercial			Residential	Other
(dollar amounts in thousands)	and Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total

ALLL at September 30, 2013:

Portion of ALLL balance:

Attributable to purchased credit-impaired loans	$1,190	$916	$—	$—	$57	$—	$2,163
Attributable to loans individually evaluated for impairment	10,340	30,704	676	5,015	12,711	77	59,523
Attributable to loans collectively evaluated for impairment	250,518	132,902	26,411	119,053	38,484	36,976	604,344
Total ALLL balance	$262,048	$164,522	$27,087	$124,068	$51,252	$37,053	$666,030

Loan and Lease Ending Balances at September 30, 2013:

Portion of loan and lease ending balance:

Attributable to purchased credit-impaired loans	$43,638	$89,246	$—	$—	$2,287	$127	$135,298
Individually evaluated for impairment	115,590	268,406	36,953	165,025	378,334	959	965,267
Collectively evaluated for impairment	17,175,305	4,515,073	6,280,159	8,181,660	4,926,343	376,728	41,455,268
Total loans and leases evaluated for impairment	$17,334,533	$4,872,725	$6,317,112	$8,346,685	$5,306,964	$377,814	$42,555,833

(dollar amounts in thousands)	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total

ALLL at December 31, 2012

Portion of ALLL balance:

Attributable to purchased credit-impaired loans	$—	$—	$—	$—	$—	$—	$—
Attributable to loans individually evaluated for impairment	11,694	31,133	1,446	4,783	14,176	213	63,445
Attributable to loans collectively evaluated for impairment	229,357	254,236	33,533	113,981	47,482	27,041	705,630
Total ALLL balance:	$241,051	$285,369	$34,979	$118,764	$61,658	$27,254	$769,075

Loan and Lease Ending Balances at December 31, 2012

Portion of loan and lease ending balances:

Attributable to purchased credit-impaired loans	$54,472	$126,923	$—	$—	$2,243	$140	$183,778
Individually evaluated for impairment	119,535	298,891	43,607	117,532	374,526	2,657	956,748
Collectively evaluated for impairment	16,796,682	4,973,426	4,590,213	8,217,810	4,592,903	416,865	39,587,899
Total loans and leases evaluated for impairment	$16,970,689	$5,399,240	$4,633,820	$8,335,342	$4,969,672	$419,662	$40,728,425

The following tables present by class the ending, unpaid principal balance, and the related ALLL, along with the average balance and interest income recognized only for loans and leases individually evaluated for impairment and purchased credit-impaired loans: (1), (2)

				Three Months Ended		Nine Months Ended
	September 30, 2013			September 30, 2013		September 30, 2013
		Unpaid			Interest		Interest
	Ending	Principal	Related	Average	Income	Average	Income
(dollar amounts in thousands)	Balance	Balance (5)	Allowance	Balance	Recognized	Balance	Recognized
With no related allowance recorded:
Commercial and industrial:
Owner occupied	$4,144	$4,185	$—	$4,960	$42	$4,456	$126
Purchased credit-impaired	—	—	—	—	—	—	—
Other commercial and industrial	18,204	24,912	—	14,254	168	12,389	473
Total commercial and industrial	$22,348	$29,097	$—	$19,214	$210	$16,845	$599

Commercial real estate:
Retail properties	$40,698	$42,255	$—	$38,514	$557	$47,186	$1,867
Multi family	4,197	4,315	—	4,203	63	4,836	220
Office	9,155	13,819	—	9,183	313	13,168	845
Industrial and warehouse	7,107	8,228	—	9,282	129	11,467	478
Purchased credit-impaired	—	—	—	—	—	—	—
Other commercial real estate	6,212	7,103	—	6,216	159	8,581	382
Total commercial real estate	$67,369	$75,720	$—	$67,398	$1,221	$85,238	$3,792

Automobile	$—	$—	$—	$—	$—	$—	$—

Home equity:
Secured by first-lien	$—	$—	$—	$—	$—	$—	$—
Secured by junior-lien	—	—	—	—	—	—	—
Total home equity	$—	$—	$—	$—	$—	$—	$—

Residential mortgage:
Residential mortgage	$—	$—	$—	$—	$—	$—	$—
Purchased credit-impaired	—	—	—	—	—	—	—
Total residential mortgage	$—	$—	$—	$—	$—	$—	$—

Other consumer
Other consumer	$—	$—	$—	$—	$—	$—	$—
Purchased credit-impaired	127	223	—	129	4	139	11
Total other consumer	$127	$223	$—	$129	$4	$139	$11

With an allowance recorded:
Commercial and industrial: (3)
Owner occupied	$40,258	$47,148	$4,052	$39,656	$332	$42,155	$1,024
Purchased credit-impaired	43,638	63,023	1,190	46,942	1,485	50,421	3,775
Other commercial and industrial	52,984	86,121	6,288	61,563	886	62,320	2,510
Total commercial and industrial	$136,880	$196,292	$11,530	$148,161	$2,703	$154,896	$7,309

Commercial real estate: (4)
Retail properties	$87,520	$115,601	$6,587	$67,209	$448	$58,928	$1,303
Multi family	13,733	14,425	1,891	13,646	159	15,295	490
Office	54,762	60,471	12,969	49,486	490	46,543	1,291
Industrial and warehouse	13,167	14,479	1,376	10,381	303	16,535	671
Purchased credit-impaired	89,246	172,618	916	97,719	3,038	110,124	7,721
Other commercial real estate	31,855	40,401	7,881	32,579	332	37,436	1,150
Total commercial real estate	$290,283	$417,995	$31,620	$271,020	$4,770	$284,861	$12,626

Automobile	$36,953	$38,513	$676	$38,732	$817	$40,555	$2,121

Home equity:
Secured by first-lien	$95,268	$98,189	$1,940	$90,952	$1,062	$92,723	$2,953
Secured by junior-lien	69,757	85,651	3,075	64,553	873	57,743	2,186
Total home equity	$165,025	$183,840	$5,015	$155,505	$1,935	$150,466	$5,139

Residential mortgage (6):
Residential mortgage	$378,334	$3,420,179	$12,711	$356,855	$2,971	$365,148	$8,713
Purchased credit-impaired	2,287	3,619	57	2,169	78	2,232	198
Total residential mortgage	$380,621	$3,423,798	$12,768	$359,024	$3,049	$367,380	$8,911

Other consumer:
Other consumer	$959	$959	$77	$2,171	$29	$2,378	$83
Purchased credit-impaired	—	—	—	—	—	—	—
Total other consumer	$959	$959	$77	$2,171	$29	$2,378	$83

				Three Months Ended		Nine Months Ended
	December 31, 2012			September 30, 2012		September 30, 2012
		Unpaid			Interest		Interest
	Ending	Principal	Related	Average	Income	Average	Income
(dollar amounts in thousands)	Balance	Balance (5)	Allowance	Balance	Recognized	Balance	Recognized
With no related allowance recorded:
Commercial and industrial:
Owner occupied	$1,050	$1,091	$—	$4,702	$1	$5,310	$61
Purchased credit-impaired	54,472	80,294	—	62,740	935	64,627	1,767
Other commercial and industrial	31,841	54,520	—	9,274	88	8,556	343
Total commercial and industrial	$87,363	$135,905	$—	$76,716	$1,024	$78,493	$2,171

Commercial real estate:
Retail properties	$54,216	$56,569	$—	$53,317	$531	$52,127	$2,007
Multi family	5,719	5,862	—	5,413	85	5,879	278
Office	20,051	24,843	—	8,695	138	4,631	191
Industrial and warehouse	15,013	17,476	—	9,779	106	8,045	312
Purchased credit-impaired	126,923	226,093	—	134,279	2,004	138,858	3,954
Other commercial real estate	10,479	10,728	—	15,070	140	17,068	412
Total commercial real estate	$232,401	$341,571	$—	$226,553	$3,004	$226,608	$7,154

Home equity:
Secured by first-lien	$—	$—	$—	$—	$—	$—	$—
Secured by junior-lien	—	—	—	—	—	—	—
Total home equity	$—	$—	$—	$—	$—	$—	$—

Residential mortgage:
Residential mortgage	$—	$—	$—	$—	$—	$—	$—
Purchased credit-impaired	2,243	4,104	—	2,293	34	3,947	68
Total residential mortgage	$2,243	$4,104	$—	$2,293	$34	$3,947	$68

Other consumer
Other consumer	$—	$—	$—	$—	$—	$—	$—
Purchased credit-impaired	140	245	—	626	9	782	18
Total other consumer	$140	$245	$—	$626	$9	$782	$18

With an allowance recorded:
Commercial and industrial: (3)
Owner occupied	$46,266	$56,925	$5,730	$39,339	$303	$38,927	$998
Purchased credit-impaired	—	—	—	—	—	—	—
Other commercial and industrial	40,378	52,996	5,964	56,377	424	77,289	1,906
Total commercial and industrial	$86,644	$109,921	$11,694	$95,716	$727	$116,216	$2,904

Commercial real estate: (4)
Retail properties	$65,004	$73,000	$8,144	$109,146	$848	$117,069	$4,032
Multi family	17,410	18,531	2,662	26,375	280	29,734	1,108
Office	40,375	45,164	9,214	10,394	52	16,954	210
Industrial and warehouse	22,450	25,374	1,092	23,854	151	24,205	504
Purchased credit-impaired	—	—	—	—	—	—	—
Other commercial real estate	48,174	63,148	10,021	66,999	455	74,020	2,032
Total commercial real estate	$193,413	$225,217	$31,133	$236,768	$1,786	$261,982	$7,886

Automobile	$43,607	$44,790	$1,446	$39,996	$782	$38,022	$2,398

Home equity:
Secured by first-lien	$76,258	$80,831	$1,329	$59,247	$730	$49,559	$1,769
Secured by junior-lien	41,274	63,390	3,454	24,698	368	20,463	804
Total home equity	$117,532	$144,221	$4,783	$83,945	$1,098	$70,022	$2,573

Residential mortgage (6):
Residential mortgage	$374,526	$413,583	$14,176	$345,677	$2,722	$337,876	$8,525
Purchased credit-impaired	—	—	—	—	—	—	—
Total residential mortgage	$374,526	$413,583	$14,176	$345,677	$2,722	$337,876	$8,525

Other consumer:
Other consumer	$2,657	$2,657	$213	$2,954	$19	$4,118	$78
Purchased credit-impaired	—	—	—	—	—	—	—
Total other consumer	$2,657	$2,657	$213	$2,954	$19	$4,118	$78

(1)	These tables do not include loans fully charged-off.
(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in these tables are considered impaired due to their status as a TDR.
(3)	At September 30, 2013, $44,361 thousand of the $136,880 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR. At December 31, 2012, $44,265 thousand of the $86,644 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.
(4)	At September 30, 2013, $30,293 thousand of the $290,283 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR. At December 31, 2012, $31,605 thousand of the $193,413 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.
(5)	The differences between the ending balance and unpaid principal balance amounts represent partial charge-offs.
(6)	At September 30, 2013, $40,738 thousand of the $380,621 thousand residential mortgages loans with an allowance recorded were guaranteed by the U.S. government. At December 31, 2012, $28,695 thousand of the $374,526 thousand residential mortgage loans with an allowance recorded were guaranteed by the U.S. government.

TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations. Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time. All commercial TDRs are reviewed and approved by our SAD. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)	Lengthens the amortization period of the amortized principal beyond market terms. This concession reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(2)	Reduces the amount of loan principal to be amortized. This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•	Chapter 7 bankruptcy: A bankruptcy court’s discharge of a borrower’s debt is considered a concession when the borrower does not reaffirm the discharged debt.

•	Other: A concession that is not categorized as one of the concessions described above. These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest.

Principal forgiveness may result from any TDR modification of any concession type. However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the three-month and nine-month periods ended September 30, 2013 and 2012, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington. The TDR remains in accruing status as long as the customer is less than 90-days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given. At times, these workouts restructure the NAL so that two or more new notes are created. The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest. The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid. Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.

Our strategy involving TDR borrowers includes working with these borrowers to allow them to refinance elsewhere, as well as allow them time to improve their financial position and remain our customer through refinancing their notes according to market terms and conditions in the future.  A subsequent refinancing or modification of a loan may occur when either the loan matures according to the terms of the TDR-modified agreement or the borrower requests a change to the loan agreements. At that time, the loan is evaluated to determine if it is creditworthy. It is subjected to the normal underwriting standards and processes for other similar credit extensions, both new and existing. The refinanced note is evaluated to determine if it is considered a new loan or a continuation of the prior loan.  A new loan is considered for removal of the TDR designation, whereas a continuation of the prior note requires a continuation of the TDR designation.  In order for a TDR designation to be removed, the borrower must no longer be experiencing financial difficulties and the terms of the refinanced loan must not represent a concession.

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower. The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions. Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources. Some, but not all, of the loans may be delinquent.

Automobile, Home Equity, and Other Consumer loan TDRs – The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely determined by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios. These updated risk ratings and credit scores consider the default history of the borrower, including payment redefaults. As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification. TDRs can be classified as either accrual or nonaccrual loans. Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

Our TDRs may include multiple concessions and the disclosure classifications are presented based on the primary concession provided to the borrower. The majority of our concessions for the C&I and CRE portfolios are the extension of the maturity date coupled with an increase in the interest rate. In these instances, the primary concession is the maturity date extension.

TDR concessions may also result in the reduction of the ALLL within the C&I and CRE portfolios. This reduction is derived from payments and the resulting application of the reserve calculation within the ALLL.  The transaction reserve for non-TDR C&I and CRE loans is calculated based upon several estimated probability factors, such as PD and LGD, both of which were previously discussed.  Upon the occurrence of a TDR in our C&I and CRE portfolios, the reserve is measured based on discounted expected cash flows or collateral value, less anticipated selling costs, of the modified loan in accordance with ASC 310-10.  The resulting TDR ALLL calculation often results in a lower ALLL amount because (1) the discounted expected cash flows or collateral value, less anticipated selling costs, indicate a lower estimated loss, (2) if the modification includes a rate increase, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, exceeds the carrying value of the loan, or (3) payments may occur as part of the modification. The ALLL for C&I and CRE loans may increase as a result of the modification, as the discounted cash flow analysis may indicate additional reserves are required.

TDR concessions on consumer loans may increase the ALLL.  The concessions made to these borrowers often include interest rate reductions, and therefore, the TDR ALLL calculation results in a greater ALLL compared with the non-TDR calculation as the reserve is measured based on the estimation of the discounted expected cash flows or collateral value, less anticipated selling costs, on the modified loan in accordance with ASC 310-10. The resulting TDR ALLL calculation often results in a higher ALLL amount because (1) the discounted expected cash flows or collateral value, less anticipated selling costs, indicate a higher estimated loss or, (2) due to the rate decrease, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, indicates a reduction in the expected cash flows or collateral value, less anticipated selling costs. In certain instances, the ALLL may decrease as a result of payments made in connection with the modification.

Commercial loan TDRs – In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time. This six-month period could extend before or after the restructure date. If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses while the TDR is in nonaccrual status.

Residential Mortgage, Automobile, Home Equity, and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis. Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level. Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status. Nonaccrual TDRs are those that are greater than 150-days contractually past due. Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

The following tables present by class and by the reason for the modification, the number of contracts, post-modification outstanding balance, and the financial effects of the modification for the three-month and nine-month periods ended September 30, 2013 and 2012:

	New Troubled Debt Restructurings During The Three-Month Period Ended(1)
	September 30, 2013			September 30, 2012
		Post-modification			Post-modification
		Outstanding			Outstanding
	Number of	Ending	Financial effects	Number of	Ending	Financial effects
(dollar amounts in thousands)	Contracts	Balance	of modification(2)	Contracts	Balance	of modification(2)
C&I - Owner occupied:
Interest rate reduction	2	$257	$9	7	$4,292	$13
Amortization or maturity date change	16	3,617	(10)	23	5,271	(49)
Other	4	2,935	166	5	1,410	(153)
Total C&I - Owner occupied	22	$6,809	$165	35	$10,973	$(189)

C&I - Other commercial and industrial:
Interest rate reduction	7	$19,082	$(1,491)	6	$2,029	$(261)
Amortization or maturity date change	29	9,978	(1,730)	20	12,393	(432)
Other	10	4,815	(40)	10	3,523	136
Total C&I - Other commercial and industrial	46	$33,875	$(3,261)	36	$17,945	$(557)

CRE - Retail properties:
Interest rate reduction	2	$378	$(5)	—	$—	$—
Amortization or maturity date change	10	25,693	4,162	1	116	(2)
Other	5	8,034	(1,740)	1	276	(1)
Total CRE - Retail properties	17	$34,105	$2,417	2	$392	$(3)

CRE - Multi family:
Interest rate reduction	2	$1,455	$(3)	8	$809	$(22)
Amortization or maturity date change	5	731	(25)	12	1,216	51
Other	2	161	6	1	343	(8)
Total CRE - Multi family	9	$2,347	$(22)	21	$2,368	$21

CRE - Office:
Interest rate reduction	2	$129	$1	1	$2,039	$(599)
Amortization or maturity date change	4	3,032	153	2	9,632	(36)
Other	2	2,777	160	—	—	—
Total CRE - Office	8	$5,938	$314	3	$11,671	$(635)

CRE - Industrial and warehouse:
Interest rate reduction	—	$—	$—	1	$1,600	$(224)
Amortization or maturity date change	2	497	(6)	7	31,577	(3,729)
Other	—	—	—	—	—	—
Total CRE - Industrial and Warehouse	2	$497	$(6)	8	$33,177	$(3,953)

CRE - Other commercial real estate:
Interest rate reduction	4	$4,450	$(44)	2	$755	$(72)
Amortization or maturity date change	9	2,400	(14)	10	13,454	383
Other	7	5,111	54	3	199	111
Total CRE - Other commercial real estate	20	$11,961	$(4)	15	$14,408	$422

Automobile:
Interest rate reduction	3	$5	$—	7	$51	$—
Amortization or maturity date change	458	2,639	(18)	501	3,533	(30)
Chapter 7 bankruptcy	151	1,096	(33)	1,978	11,666	1,754
Total Automobile	612	$3,740	$(51)	2,486	$15,250	$1,724

Residential mortgage:
Interest rate reduction	26	$2,755	$36	8	$1,300	$59
Amortization or maturity date change	146	20,578	320	113	16,234	117
Chapter 7 bankruptcy	92	10,107	134	528	39,352	4,527
Other	3	327	8	6	663	41
Total Residential mortgage	267	$33,767	$498	655	$57,549	$4,744

First-lien home equity:
Interest rate reduction	47	$4,239	$487	47	$6,837	$1,185
Amortization or maturity date change	88	5,815	(390)	31	2,928	28
Chapter 7 bankruptcy	35	2,443	(27)	177	7,461	4,203
Total First-lien home equity	170	$12,497	$70	255	$17,226	$5,416

Junior-lien home equity:
Interest rate reduction	4	$167	$30	15	$1,273	$226
Amortization or maturity date change	441	14,301	(1,246)	40	1,586	(40)
Chapter 7 bankruptcy	462	1,787	14,062	1,198	12,366	17,781
Other	—	—	—	7	285	—
Total Junior-lien home equity	907	$16,255	$12,846	1,260	$15,510	$17,967

Other consumer:
Interest rate reduction	1	$8	$—	7	$65	$9
Amortization or maturity date change	3	8	—	4	25	—
Chapter 7 bankruptcy	2	5	—	12	148	—
Total Other consumer	6	$21	$—	23	$238	$9

Total new troubled debt restructurings	2,086	$161,812	$12,966	4,799	$196,707	$24,966

	New Troubled Debt Restructurings During The Nine-Month Period Ended(1)
	September 30, 2013			September 30, 2012
		Post-modification			Post-modification
		Outstanding			Outstanding
	Number of	Ending	Financial effects	Number of	Ending	Financial effects
(dollar amounts in thousands)	Contracts	Balance	of modification(2)	Contracts	Balance	of modification(2)
C&I - Owner occupied:
Interest rate reduction	16	$5,532	$(463)	21	$9,260	$145
Amortization or maturity date change	49	12,631	(22)	70	16,305	522
Other	12	5,358	255	13	4,181	1,105
Total C&I - Owner occupied	77	$23,521	$(230)	104	$29,746	$1,772

C&I - Other commercial and industrial:
Interest rate reduction	19	$61,838	$(1,044)	23	$7,095	$1
Amortization or maturity date change	95	47,611	1,665	91	36,403	(1,270)
Other	24	11,815	171	28	34,524	201
Total C&I - Other commercial and industrial	138	$121,264	$792	142	$78,022	$(1,068)

CRE - Retail properties:
Interest rate reduction	4	$1,116	$(8)	8	$6,027	$957
Amortization or maturity date change	16	26,596	4,160	11	3,166	(23)
Other	10	17,758	(557)	1	276	(1)
Total CRE - Retail properties	30	$45,470	$3,595	20	$9,469	$933

CRE - Multi family:
Interest rate reduction	8	$4,106	$7	10	$1,143	$(27)
Amortization or maturity date change	13	1,966	(18)	25	2,913	(20)
Other	4	8,043	(2)	7	7,961	668
Total CRE - Multi family	25	$14,115	$(13)	42	$12,017	$621

CRE - Office:
Interest rate reduction	6	$6,209	$1,657	4	$4,155	$(236)
Amortization or maturity date change	11	7,375	175	6	11,208	327
Other	4	3,059	159	3	306	—
Total CRE - Office	21	$16,643	$1,991	13	$15,669	$91

CRE - Industrial and warehouse:
Interest rate reduction	—	$—	$—	2	$4,600	$(220)
Amortization or maturity date change	7	1,590	(9)	13	34,350	(3,850)
Other	1	5,867	—	—	—	—
Total CRE - Industrial and Warehouse	8	$7,457	$(9)	15	$38,950	$(4,070)

CRE - Other commercial real estate:
Interest rate reduction	13	$5,940	$8	9	$2,792	$(288)
Amortization or maturity date change	13	3,100	(12)	38	66,007	4,145
Other	8	5,463	53	5	9,634	(1,893)
Total CRE - Other commercial real estate	34	$14,503	$49	52	$78,433	$1,964

Automobile:
Interest rate reduction	11	$78	$—	28	$271	$4
Amortization or maturity date change	1,146	6,550	(52)	1,401	9,813	(73)
Chapter 7 bankruptcy	864	5,384	344	1,978	11,666	1,754
Other	—	—	—	—	—	—
Total Automobile	2,021	$12,012	$292	3,407	$21,750	$1,685

Residential mortgage:
Interest rate reduction	58	$11,228	$—	12	$7,466	$10
Amortization or maturity date change	323	43,589	389	318	42,326	1,051
Chapter 7 bankruptcy	157	16,697	577	528	39,352	4,527
Other	15	1,612	38	6	663	41
Total Residential mortgage	553	$73,126	$1,004	864	$89,807	$5,629

First-lien home equity:
Interest rate reduction	106	$9,553	$908	177	$21,841	$3,666
Amortization or maturity date change	165	11,365	(959)	57	5,825	23
Chapter 7 bankruptcy	93	5,897	587	177	7,461	4,203
Other	—	—	—	—	—	—
Total First-lien home equity	364	$26,815	$536	411	$35,127	$7,892

Junior-lien home equity:
Interest rate reduction	20	$916	$155	52	$2,749	$443
Amortization or maturity date change	981	35,672	(3,613)	59	2,458	(57)
Chapter 7 bankruptcy	642	4,044	17,181	1,198	12,366	17,781
Other	—	—	—	7	288	—
Total Junior-lien home equity	1,643	$40,632	$13,723	1,316	$17,861	$18,167

Other consumer:
Interest rate reduction	4	$227	$42	12	$228	$23
Amortization or maturity date change	8	72	5	15	352	30
Chapter 7 bankruptcy	19	285	56	12	148	—
Other	—	—	—	—	—	—
Total Other consumer	31	$584	$103	39	$728	$53

Total new troubled debt restructurings	4,945	$396,142	$21,833	6,425	$427,579	$33,669

(1)	TDRs may include multiple concessions and the disclosure classifications are based on the primary concession provided to the borrower.
(2)	Amount represents the financial impact via provision for loan and lease losses as a result of the modification.

Any loan within any portfolio or class is considered as payment redefaulted at 90-days past due.

The following tables present TDRs that have defaulted within one year of modification during the three-month and nine-month periods ended September 30, 2013 and 2012:

	Troubled Debt Restructurings That Have Redefaulted(1)
	Within One Year Of Modification During The Three Months Ended
	September 30, 2013		September 30, 2012
	Number of	Ending	Number of	Ending
(dollar amounts in thousands)	Contracts	Balance	Contracts	Balance
C&I - Owner occupied:
Interest rate reduction	—	$—	2	$239
Amortization or maturity date change	3	349	4	489
Other	—	—	—	—
Total C&I - Owner occupied	3	$349	6	$728

C&I - Other commercial and industrial:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	7	263	3	84
Other	—	—	—	—
Total C&I - Other commercial and industrial	7	$263	3	$84

CRE - Retail Properties:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	—	—	—	—
Other	—	—	—	—
Total CRE - Retail properties	—	$—	—	$—

CRE - Multi family:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	2	225	—	—
Other	—	—	—	—
Total CRE - Multi family	2	$225	—	$—

CRE - Office:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	—	—	—	—
Other	—	—	—	—
Total CRE - Office	—	$—	—	$—

CRE - Industrial and Warehouse:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	1	361	—	—
Other	1	726	—	—
Total CRE - Industrial and Warehouse	2	$1,087	—	$—

CRE - Other commercial real estate:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	2	725	—	—
Other	—	—	—	—
Total CRE - Other commercial real estate	2	$725	—	$—

Automobile:
Interest rate reduction	—	$—	1	$—
Amortization or maturity date change	8	93	20	—
Chapter 7 bankruptcy	17	107	—	—
Other	—	—	—	—
Total Automobile	25	$200	21	$—

Residential mortgage:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	19	2,930	18	2,422
Chapter 7 bankruptcy	10	658	17	1,760
Other	—	—	1	106
Total Residential mortgage	29	$3,588	36	$4,288

First-lien home equity:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	1	14	4	489
Chapter 7 bankruptcy	5	193	—	—
Other	—	—	—	—
Total First-lien home equity	6	$207	4	$489

Junior-lien home equity:
Interest rate reduction	1	$—	—	$—
Amortization or maturity date change	2	102	1	20
Chapter 7 bankruptcy	6	80	—	—
Other	—	—	—	—
Total Junior-lien home equity	9	$182	1	$20

Other consumer:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	—	—	—	—
Chapter 7 bankruptcy	1	94	—	—
Other	—	—	—	—
Total Other consumer	1	$94	—	$—

Total troubled debt restructurings with subsequent redefault	86	$6,920	71	$5,609

	Troubled Debt Restructurings That Have Redefaulted(1)
	Within One Year of Modification During The Nine Months Ended
	September 30, 2013		September 30, 2012
	Number of	Ending	Number of	Ending
(dollar amounts in thousands)	Contracts	Balance	Contracts	Balance
C&I - Owner occupied:
Interest rate reduction	—	$—	3	$1,237
Amortization or maturity date change	7	820	10	1,085
Other	7	1,203	—	—
Total C&I - Owner occupied	14	$2,023	13	$2,322

C&I - Other commercial and industrial:
Interest rate reduction	—	$—	3	$401
Amortization or maturity date change	16	379	12	558
Other	—	—	3	387
Total C&I - Other commercial and industrial	16	$379	18	$1,346

CRE - Retail Properties:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	3	835	2	372
Other	—	—	—	—
Total CRE - Retail properties	3	$835	2	$372

CRE - Multi family:
Interest rate reduction	—	$—	2	$1,236
Amortization or maturity date change	2	225	1	117
Other	—	—	—	—
Total CRE - Multi family	2	$225	3	$1,353

CRE - Office:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	2	1,131	—	—
Other	—	—	—	—
Total CRE - Office	2	$1,131	—	$—

CRE - Industrial and Warehouse:
Interest rate reduction	—	$—	—	$—
Amortization or maturity date change	1	361	—	—
Other	1	726	—	—
Total CRE - Industrial and Warehouse	2	$1,087	—	$—

CRE - Other commercial real estate:
Interest rate reduction	—	$—	1	$898
Amortization or maturity date change	3	774	4	646
Other	1	5	—	—
Total CRE - Other commercial real estate	4	$779	5	$1,544

Automobile:
Interest rate reduction	1	$112	4	$—
Amortization or maturity date change	28	294	123	—
Chapter 7 bankruptcy	115	461	—	—
Other	—	—	—	—
Total Automobile	144	$867	127	$—

Residential mortgage:
Interest rate reduction	—	$—	1	$29
Amortization or maturity date change	56	8,317	76	10,866
Chapter 7 bankruptcy	46	3,826	17	1,761
Other	2	418	5	523
Total Residential mortgage	104	$12,561	99	$13,179

First-lien home equity:
Interest rate reduction	—	$—	9	$821
Amortization or maturity date change	1	14	5	503
Chapter 7 bankruptcy	11	942	—	—
Other	—	—	—	—
Total First-lien home equity	12	$956	14	$1,324

Junior-lien home equity:
Interest rate reduction	1	$—	2	$112
Amortization or maturity date change	3	159	3	99
Chapter 7 bankruptcy	26	649	—	—
Other	—	—	—	—
Total Junior-lien home equity	30	$808	5	$211

Other consumer:
Interest rate reduction	—	$—	1	$—
Amortization or maturity date change	—	—	3	—
Chapter 7 bankruptcy	2	96	—	—
Other	—	—	—	—
Total Other consumer	2	$96	4	$—

Total troubled debt restructurings with subsequent redefault	335	$21,747	290	$21,651

(1)	Subsequent redefault is defined as a payment redefault within 12 months of the restructuring date. Payment redefault is defined as 90-days past due for any loan in any portfolio or class. Any loan in any portfolio or class may be considered to be in payment redefault prior to the guidelines noted above when collection of principal or interest is in doubt.

Pledged Loans and Leases

At September 30, 2013, the Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati. As of September 30, 2013, these borrowings and advances are secured by $19.2 billion of loans and securities.

4. AVAILABLE-FOR-SALE AND OTHER Securities

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of available-for-sale and other securities at September 30, 2013 and December 31, 2012:

	September 30, 2013		December 31, 2012
	Amortized		Amortized
(dollar amounts in thousands)	Cost	Fair Value	Cost	Fair Value
U.S. Treasury:
Under 1 year	$50,614	51,030	$—	$—
1-5 years	507	521	51,111	51,770
6-10 years	—	—	508	539
Over 10 years	1	3	1	2
Total U.S. Treasury	51,122	51,554	51,620	52,311
Federal agencies: mortgage-backed securities:
Under 1 year	—	—	1	1
1-5 years	174,631	176,076	182,722	185,792
6-10 years	455,677	458,965	503,045	521,068
Over 10 years	2,567,734	2,586,670	3,464,196	3,557,809
Total Federal agencies: mortgage-backed securities	3,198,042	3,221,711	4,149,964	4,264,670
Other agencies:
Under 1 year	5,080	5,128	4,934	5,017
1-5 years	303,788	310,437	304,769	314,149
6-10 years	23,611	23,854	39,143	40,460
Over 10 years	—	—	—	—
Total other agencies	332,479	339,419	348,846	359,626
Total U.S. Government backed agencies	3,581,643	3,612,684	4,550,430	4,676,607
Municipal securities:
Under 1 year	21,515	21,736	466	466
1-5 years	168,071	172,716	173,300	177,593
6-10 years	336,606	331,031	257,314	265,490
Over 10 years	39,345	40,995	58,000	57,451
Total municipal securities	565,537	566,478	489,080	501,000
Private-label CMO:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	2,293	2,396	7,394	7,567
Over 10 years	51,423	48,370	68,163	64,001
Total private-label CMO	53,716	50,766	75,557	71,568
Asset-backed securities:
Under 1 year	17,333	17,354	26,000	26,258
1-5 years	477,629	481,841	506,319	514,616
6-10 years	239,863	240,376	204,525	210,477
Over 10 years	476,650	388,756	389,471	277,732
Total asset-backed securities	1,211,475	1,128,327	1,126,315	1,029,083
Covered bonds:
Under 1 year	—	—	—	—
1-5 years	280,969	286,924	282,080	290,625
6-10 years	—	—	—	—
Over 10 years	—	—	—	—
Total covered bonds	280,969	286,924	282,080	290,625
Corporate debt:
Under 1 year	702	713	27,153	27,411
1-5 years	257,667	266,984	458,516	468,077
6-10 years	189,733	182,756	158,878	162,453
Over 10 years	10,121	10,519	10,146	10,201
Total corporate debt	458,223	460,972	654,693	668,142
Other:
Under 1 year	—	—	1,500	1,498
1-5 years	3,900	3,774	2,400	2,400
6-10 years	—	—	—	—
Over 10 years	—	—	—	—
Non-marketable equity securities	317,462	317,462	308,075	308,075
Marketable equity securities	18,965	19,294	16,877	17,177
Total other	340,327	340,530	328,852	329,150

Total available-for-sale and other securities	$6,491,890	$6,446,681	$7,507,007	$7,566,175

Other securities at September 30, 2013 and December 31, 2012 include $165.6 million of stock issued by the FHLB of Cincinnati, $3.5 million of stock issued by the FHLB of Indianapolis, and $148.4 million and $139.0 million, respectively, of Federal Reserve Bank stock. Non-marketable equity securities are valued at amortized cost. At September 30, 2013 and December 31, 2012, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at September 30, 2013 and December 31, 2012:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2013
U.S. Treasury	$51,122	$432	$—	$51,554
Federal agencies:
Mortgage-backed securities	3,198,042	45,997	(22,328)	3,221,711
Other agencies	332,479	7,078	(138)	339,419
Total U.S. Government backed securities	3,581,643	53,507	(22,466)	3,612,684
Municipal securities	565,537	9,309	(8,368)	566,478
Private-label CMO	53,716	1,012	(3,962)	50,766
Asset-backed securities	1,211,475	7,434	(90,582)	1,128,327
Covered bonds	280,969	5,955	—	286,924
Corporate debt	458,223	11,250	(8,501)	460,972
Other securities	340,327	373	(170)	340,530
Total available-for-sale and other securities	$6,491,890	$88,840	$(134,049)	$6,446,681

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2012
U.S. Treasury	$51,620	$691	$—	$52,311
Federal agencies:
Mortgage-backed securities	4,149,964	114,984	(278)	4,264,670
Other agencies	348,846	10,781	(1)	359,626
Total U.S. Government backed securities	4,550,430	126,456	(279)	4,676,607
Municipal securities	489,080	13,927	(2,007)	501,000
Private-label CMO	75,557	1,087	(5,076)	71,568
Asset-backed securities	1,126,315	16,287	(113,519)	1,029,083
Covered bonds	282,080	8,545	—	290,625
Corporate debt	654,693	15,301	(1,852)	668,142
Other securities	328,852	333	(35)	329,150
Total available-for-sale and other securities	$7,507,007	$181,936	$(122,768)	$7,566,175

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at September 30, 2013 and December 31, 2012:

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
September 30, 2013
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	938,245	(22,328)	—	—	938,245	(22,328)
Other agencies	6,510	(138)	—	—	6,510	(138)
Total U.S. Government backed securities	944,755	(22,466)	—	—	944,755	(22,466)
Municipal securities	236,408	(8,368)	—	—	236,408	(8,368)
Private-label CMO	—	—	22,178	(3,962)	22,178	(3,962)
Asset-backed securities	360,373	(8,369)	114,901	(82,213)	475,274	(90,582)
Covered bonds	—	—	—	—	—	—
Corporate debt	191,113	(8,501)	—	—	191,113	(8,501)
Other securities	3,024	(126)	3,255	(44)	6,279	(170)
Total temporarily impaired securities	$1,735,673	$(47,830)	$140,334	$(86,219)	$1,876,007	$(134,049)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2012
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	44,836	(278)	—	—	44,836	(278)
Other agencies	801	(1)	—	—	801	(1)
Total U.S. Government backed securities	45,637	(279)	—	—	45,637	(279)
Municipal securities	51,316	(2,007)	—	—	51,316	(2,007)
Private-label CMO	22,793	—	34,617	(5,076)	57,410	(5,076)
Asset-backed securities	28,089	(73)	108,660	(113,446)	136,749	(113,519)
Covered bonds	—	—	—	—	—	—
Corporate debt	138,792	(1,472)	119,620	(380)	258,412	(1,852)
Other securities	—	—	1,630	(35)	1,630	(35)
Total temporarily impaired securities	$286,627	$(3,831)	$264,527	$(118,937)	$551,154	$(122,768)

The following table is a summary of realized securities gains and losses for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Gross gains on sales of securities	$448	$6,253	$1,635	$7,736
Gross (losses) on sales of securities	(264)	(1,968)	(654)	(2,224)
Net gain on sales of securities	$184	$4,285	$981	$5,512

Pooled-Trust-Preferred, and Private-Label CMO Securities

The highest risk category of our investment portfolio are the private-label CMO and the pooled-trust-preferred portfolios. Of the $50.8 million of the private-label CMO securities reported at fair value at September 30, 2013, approximately $19.9 million are rated below investment grade. The pooled-trust-preferred securities are in the asset-backed securities portfolio. The performance of the underlying securities in each of these categories continued to reflect the economic environment. Each of these securities in these two categories is subjected to a rigorous review of its projected cash flows. These reviews are supported with analysis from independent third parties.

The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio, which are included in asset-backed securities, at September 30, 2013. Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data

September 30, 2013

(dollar amounts in thousands)

							Actual
							Deferrals	Expected
							and	Defaults
						# of Issuers	Defaults	as a % of
					Lowest	Currently	as a % of	Remaining
		Amortized	Fair	Unrealized	Credit	Performing/	Original	Performing	Excess
Deal Name	Par Value	Cost	Value	Loss (2)	Rating (3)	Remaining (4)	Collateral	Collateral	Subordination (5)
Alesco II (1)	$41,646	$29,830	$12,789	$(17,041)	C	30/34	10%	9%	—%
ICONS	20,000	20,000	15,192	(4,808)	BB	22/23	3	13	52
I-Pre TSL II	20,464	20,413	18,201	(2,212)	A	21/23	5	10	77
MM Comm III	7,162	6,843	5,229	(1,614)	BB	6/10	5	9	27
Pre TSL IX (1)	5,000	3,955	1,889	(2,066)	C	30/44	20	13	4
Pre TSL X (1)	17,149	8,551	5,702	(2,849)	C	33/47	25	12	—
Pre TSL XI (1)	25,000	21,216	8,243	(12,973)	C	41/60	28	15	—
Pre TSL XIII (1)	28,218	21,579	11,363	(10,216)	C	44/61	28	22	4
Reg Diversified (1)	25,500	6,908	561	(6,347)	D	23/42	40	12	—
Soloso (1)	12,500	2,440	127	(2,313)	C	36/63	32	22	—
Tropic III	31,000	31,000	12,629	(18,371)	CCC+	24/40	29	17	38
Total at September 30, 2013	$233,639	$172,735	$91,925	$(80,810)
Total at December 31, 2012	$266,863	$195,760	$84,296	$(111,464)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.
(2)	The majority of securities have been in a continuous loss position for 12 months or longer.
(3)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.
(4)	Includes both banks and/or insurance companies.
(5)	Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment. Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end. Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired. OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell and it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s original effective yield. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. Huntington believes that it will fully collect the carrying value of securities on which noncredit-related OTTI has been recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valued by a third party pricing specialist using a discounted cash flow approach and proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party pricing specialist with direct industry experience in pooled-trust-preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled-trust-preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security and terms of the security’s structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, and the impact of macroeconomic and regulatory changes.  Using the results of our analysis, we estimate appropriate default and recovery probabilities for each piece of collateral then estimate the expected cash flows for each security. The cumulative probability of default ranges from a low of 1% to 100%.

Many collateral issuers have the option of deferring interest payments on their debt for up to five years.  For issuers who are deferring interest, assumptions are made regarding the issuers ability to resume interest payments and make the required principal payment at maturity; the cumulative probability of default for these issuers currently ranges from 1% to 100%, and a 10% recovery assumption.  The fair value of each security is obtained by discounting the expected cash flows at a market discount rate, ranging from LIBOR plus 3.5% to LIBOR plus 15.3% as of September 30, 2013.  The market discount rate is determined by reference to yields observed in the market for similarly rated collateralized debt obligations, specifically high-yield collateralized loan obligations.  The relatively high market discount rate is reflective of the uncertainty of the cash flows and illiquid nature of these securities.  The large differential between the fair value and amortized cost of some of the securities reflects the high market discount rate and the expectation that the majority of the cash flows will not be received until near the final maturity of the security (the final maturities range from 2032 to 2035).

For the three-month and nine-month periods ended September 30, 2013 and 2012, the following table summarizes by security type the total OTTI losses recognized in the Unaudited Condensed Consolidated Statements of Income for securities evaluated for impairment as described above.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Available-for-sale and other securities:
Alt-A Mortgage-backed	$—	$—	$—	$—
Pooled-trust-preferred	(86)	—	(1,466)	—
Private label CMO	—	(116)	(336)	(1,601)
Total debt securities	(86)	(116)	(1,802)	(1,601)
Equity securities	—	—	—	(5)
Total available-for-sale and other securities	$(86)	$(116)	$(1,802)	$(1,606)

The following table rolls forward the OTTI amounts recognized in earnings on debt securities held by Huntington for the three-month and nine-month periods ended September 30, 2013 and 2012 as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Balance, beginning of period	$49,851	$57,152	$49,433	$56,764
Reductions from sales/maturities	(11,886)	(7,848)	(13,184)	(8,945)
Credit losses not previously recognized	—	—	—	—
Additional credit losses	86	116	1,802	1,601
Balance, end of period	$38,051	$49,420	$38,051	$49,420

The fair values of these assets have been impacted by various market conditions. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and increased market volatility on non-agency mortgage and asset-backed securities that are collateralized by certain mortgage loans. In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and; therefore, does not consider them to be other-than-temporarily impaired at September 30, 2013.

As of September 30, 2013, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional OTTI is required.

5. HELD-TO-MATURITY Securities

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at September 30, 2013 and December 31, 2012:

	September 30, 2013		December 31, 2012
	Amortized	Fair	Amortized	Fair
(dollar amounts in thousands)	Cost	Value	Cost	Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—	$—	$—
1-5 years	—	—	—	—
6-10 years	24,901	22,764	24,901	24,739
Over 10 years	2,096,322	2,083,669	1,624,483	1,672,702
Total Federal agencies: mortgage-backed securities	2,121,223	2,106,433	1,649,384	1,697,441
Other agencies:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	39,346	39,206	15,108	15,338
Over 10 years	66,222	62,749	69,399	71,341
Total other agencies	105,568	101,955	84,507	86,679
Total U.S. Government backed agencies	2,226,791	2,208,388	1,733,891	1,784,120
Municipal securities:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	—	—	—	—
Over 10 years	9,330	8,971	9,985	9,985
Total municipal securities	9,330	8,971	9,985	9,985

Total held-to-maturity securities	$2,236,121	$2,217,359	$1,743,876	$1,794,105

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at September 30, 2013 and December 31, 2012:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2013
Federal Agencies:
Mortgage-backed securities	$2,121,223	$13,534	$(28,324)	$2,106,433
Other agencies	105,568	—	(3,613)	101,955
Total U.S. Government backed securities	2,226,791	13,534	(31,937)	2,208,388
Municipal securities	9,330	—	(359)	8,971
Total held-to-maturity securities	$2,236,121	$13,534	$(32,296)	$2,217,359

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2012
Federal Agencies:
Mortgage-backed securities	$1,649,384	$48,219	$(162)	$1,697,441
Other agencies	84,507	2,172	—	86,679
Total U.S. Government backed securities	1,733,891	50,391	(162)	1,784,120
Municipal securities	9,985	—	—	9,985
Total held-to-maturity securities	$1,743,876	$50,391	$(162)	$1,794,105

All held-to-maturity securities with unrealized losses aggregated by investment category have been in continuous loss positions for less than 12 months.

Security Impairment

Huntington evaluates the held-to-maturity securities portfolio on a quarterly basis for impairment. Impairment would exist when the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis at the balance sheet date. Under these circumstances, any impairment would be recognized in earnings. As of September 30, 2013, Management has evaluated held-to-maturity securities with unrealized losses for impairment and concluded no OTTI is required.

6. Loan sales and Securitizations

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Residential mortgage loans sold with servicing retained	$853,287	$889,769	$2,603,414	$2,746,068
Pretax gains resulting from above loan sales (1)	23,224	30,195	91,519	83,849

(1)	Recorded in mortgage banking income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs. At the time of initial capitalization, MSRs may be recorded using either the fair value method or the amortization method. The election of the fair value method or amortization method is made at the time each servicing class is established. Subsequently, servicing rights are accounted for based on the methodology chosen for each respective servicing class. Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
Fair Value Method:	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Fair value, beginning of period	$37,544	$45,061	$35,202	$65,001
Change in fair value during the period due to:
Time decay (1)	(727)	(633)	(1,961)	(2,282)
Payoffs (2)	(3,015)	(3,043)	(9,774)	(11,334)
Changes in valuation inputs or assumptions (3)	304	(4,764)	10,639	(14,764)
Fair value, end of period:	$34,106	$36,621	$34,106	$36,621
Weighted-average life (years)	4.1	3.0	4.1	3.0

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2)	Represents decrease in value associated with loans that paid off during the period.
(3)	Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

	Three Months Ended		Nine Months Ended
Amortization Method:	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Carrying value, beginning of period	$117,978	$83,236	$85,545	$72,434
New servicing assets created	9,864	7,725	28,614	26,081
Impairment (charge) / recovery	(132)	(14,779)	21,459	(13,886)
Amortization and other	(3,040)	(4,729)	(10,948)	(13,176)
Carrying value, end of period	$124,670	$71,453	$124,670	$71,453
Fair value, end of period	$136,590	$71,453	$136,590	$71,453
Weighted-average life (years)	6.3	2.7	6.3	2.7

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. Huntington hedges the value of certain MSRs against changes in value attributable to changes in interest rates using a combination of derivative instruments and trading securities.

For MSRs under the fair value method, a summary of key assumptions and the sensitivity of the MSR value at September 30, 2013 and December 31, 2012, to changes in these assumptions follows:

	September 30, 2013				December 31, 2012
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate (annualized)	11.90%		$(2,100)	$(4,180)	19.52%		$(2,608)	$(5,051)
Spread over forward interest rate swap rates	1,236	bps	(1,424)	(2,849)	1,288	bps	(1,290)	(2,580)

For MSRs under the amortization method, a summary of key assumptions and the sensitivity of the MSR value at September 30, 2013 and December 31, 2012, to changes in these assumptions follows:

	September 30, 2013				December 31, 2012
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate (annualized)	7.50%		$(7,283)	$(14,154)	15.45%		$(4,936)	$(9,451)
Spread over forward interest rate swap rates	873	bps	(5,351)	(10,702)	940	bps	(3,060)	(6,119)

Total servicing fees included in mortgage banking income amounted to $10.9 million and $11.3 million for the three-month periods ended September 30, 2013 and 2012, respectively. For the nine-month periods ended September 30, 2013 and 2012, servicing fees totaled $33.0 million and $34.7 million, respectively. The unpaid principal balance of residential mortgage loans serviced for third parties was $15.6 billion and $15.6 billion at September 30, 2013 and December 31, 2012, respectively.

Automobile Loans and Leases

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances. Automobile loan servicing rights are accounted for using the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the three-month and nine-month periods ended September 30, 2013 and 2012, and the fair value at the end of each period were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Carrying value, beginning of period	$25,688	$26,737	$35,606	$13,377
New servicing assets created	—	2,854	—	22,737
Amortization and other	(4,334)	(3,912)	(14,252)	(10,435)
Carrying value, end of period	$21,354	$25,679	$21,354	$25,679
Fair value, end of period	$21,446	$26,635	$21,446	$26,635
Weighted-average life (years)	3.6	4.3	3.6	4.3

A summary of key assumptions and the sensitivity of the automobile loan servicing rights value to changes in these assumptions at September 30, 2013 and December 31, 2012 follows:

	September 30, 2013				December 31, 2012
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate (annualized)	14.66%		$(660)	$(1,334)	13.80%		$(880)	$(1,771)
Spread over forward interest rate swap rates	500	bps	(9)	(18)	500	bps	(18)	(36)

Servicing income, net of amortization of capitalized servicing assets and impairment, amounted to $2.5 million and $2.2 million for the three-month periods ending September 30, 2013, and 2012, respectively. For the nine-month periods ended September 30, 2013 and 2012, servicing income, net of amortization of capitalized servicing assets, amounted to $7.8 million and $5.6 million, respectively. The unpaid principal balance of automobile loans serviced for third parties was $1.8 billion and $2.5 billion at September 30, 2013 and December 31, 2012, respectively.

7. Goodwill and Other Intangible Assets

Business segments are based on segment leadership structure, which reflects how segment performance is monitored and assessed. A rollforward of goodwill by business segment for the first nine-month period of 2013 is presented in the table below:

	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, beginning of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments	—	—	—	—	—	—
Balance, end of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1 of each year or whenever events or changes in circumstances indicate the carrying value may not be recoverable. No events or changes in circumstances since the October 1, 2012, annual impairment test were noted that would indicate it was more likely than not a goodwill impairment existed.

At September 30, 2013 and December 31, 2012, Huntington’s other intangible assets consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
(dollar amounts in thousands)	Amount	Amortization	Value

September 30, 2013
Core deposit intangible	$380,249	$(327,181)	$53,068
Customer relationship	106,974	(56,739)	50,235
Other	25,164	(24,955)	209
Total other intangible assets	$512,387	$(408,875)	$103,512

December 31, 2012
Core deposit intangible	$380,249	$(302,003)	$78,246
Customer relationship	104,574	(50,925)	53,649
Other	25,164	(24,902)	262
Total other intangible assets	$509,987	$(377,830)	$132,157

The estimated amortization expense of other intangible assets for the remainder of 2013 and the next five years is as follows:

(dollar amounts	Amortization
in thousands)	Expense

2013	$10,325
2014	36,711
2015	20,549
2016	7,336
2017	6,854
2018	5,983

8. Other Long-Term Debt

In August 2013, the parent company issued $400.0 million of senior notes at 99.80% of face value. The senior note issuances mature on August 2, 2018 and have a fixed coupon rate of 2.60%. In August 2013, the Bank issued $350.0 million of senior notes at 99.865% of face value. The senior bank note issuances mature on August 2, 2016 and have a fixed coupon rate of 1.35%. Both senior note issuances may be redeemed one month prior to their maturity date at 100% of principal plus accrued and unpaid interest.

9. OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the three-month and nine-month periods ended September 30, 2013 and 2012, were as follows:

	Three Months Ended
	September 30, 2013
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$2,975	$(1,041)	$1,934
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	4,388	(1,683)	2,705
Less: Reclassification adjustment for net losses (gains) included in net income	3,023	(1,058)	1,965
Net change in unrealized holding gains (losses) on available-for-sale debt securities	10,386	(3,782)	6,604

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(121)	45	(76)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	26,672	(9,335)	17,337
Less: Reclassification adjustment for net (gains) losses included in net income	(3,085)	1,080	(2,005)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	23,587	(8,255)	15,332

Re-measurement obligation	79,532	(27,836)	51,696
Defined benefit pension items	(31,672)	11,085	(20,587)
Unrealized gains (losses) for pension and other post-retirement obligations	47,860	(16,751)	31,109

Total other comprehensive income (loss)	$81,712	$(28,743)	$52,969

	Three Months Ended
	September 30, 2012
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$9,322	(3,263)	6,059
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	61,074	(21,608)	39,466
Less: Reclassification adjustment for net losses (gains) included in net income	(4,169)	1,459	(2,710)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	66,227	(23,412)	42,815

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(26)	9	(17)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	21,595	(7,568)	14,027
Less: Reclassification adjustment for net (gains) losses included in net income	(13,298)	4,665	(8,633)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	8,297	(2,903)	5,394

Amortization of net actuarial loss and prior service cost included in net income	4,990	(1,747)	3,243
Total other comprehensive income	$79,488	$(28,053)	$51,435

	Nine Months Ended
	September 30, 2013
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$14,987	$(5,245)	$9,742
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	(123,647)	43,413	(80,234)
Less: Reclassification adjustment for net losses (gains) included in net income	4,254	(1,489)	2,765
Net change in unrealized holding gains (losses) on available-for-sale debt securities	(104,406)	36,679	(67,727)

Net change in unrealized holding gains (losses) on available-for-sale equity securities	32	(12)	20

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	(71,579)	25,053	(46,526)
Less: Reclassification adjustment for net (gains) losses included in net income	(11,571)	4,049	(7,522)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	(83,150)	29,102	(54,048)

Re-measurement obligation	79,532	(27,836)	51,696
Defined benefit pension items	(15,217)	5,326	(9,891)
Unrealized gains (losses) for pension and other post-retirement obligations	64,315	(22,510)	41,805

Total other comprehensive income (loss)	$(123,209)	$43,259	$(79,950)

	Nine Months Ended
	September 30, 2012
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax

Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	15,574	(5,451)	10,123
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	92,436	(32,831)	59,605
Less: Reclassification adjustment for net losses (gains) included in net income	(3,906)	1,367	(2,539)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	104,104	(36,915)	67,189

Net change in unrealized holding gains (losses) on available-for-sale equity securities	361	(126)	235

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	5,139	(1,810)	3,329
Less: Reclassification adjustment for net (gains) losses included in net income	13,428	(4,689)	8,739
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	18,567	(6,499)	12,068

Amortization of net actuarial loss and prior service cost included in net income	14,968	(5,239)	9,729

Total other comprehensive income	$138,000	$(48,779)	$89,221

The following table presents activity in accumulated other comprehensive income (loss), net of tax, for the nine-month period ended September 30, 2013:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post- retirement obligations	Total
Balance, December 31, 2012	$38,304	$194	$47,084	$(236,399)	$(150,817)
Other comprehensive income before reclassifications	(70,492)	20	(46,526)	51,696	(65,302)
Amounts reclassified from accumulated OCI to earnings	2,765	—	(7,522)	(9,891)	(14,648)
Period change	(67,727)	20	(54,048)	41,805	(79,950)
Balance, September 30, 2013	$(29,423)	$214	$(6,964)	$(194,594)	$(230,767)

(1) Amount at December 31, 2012 includes $0.2 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

The following table presents the reclassification adjustments out of accumulated OCI included in net income and the impacted line items as listed on the Unaudited Condensed Consolidated Statements of Income for the three-month and nine-month periods ended September 30, 2013:

Reclassifications out of accumulated OCI

	Amounts		Location of net gain (loss)
	reclassified from		reclassified from accumulated
Accumulated OCI components	accumulated OCI		OCI into earnings
	Three	Nine
	Months Ended	Months Ended
(dollar amounts in thousands)	September 30, 2013	September 30, 2013

Gains (losses) on debt securities:
Amortization of unrealized gains (losses)	$187	$303	Interest income - held-to-maturity securities - taxable
Realized gain (loss) on sale of securities	(3,124)	(2,755)	Noninterest income - net gains (losses) on sale of securities
OTTI recorded	(86)	(1,802)	Noninterest income - net gains (losses) on sale of securities
	(3,023)	(4,254)	Total before tax
	1,058	1,489	Tax (expense) benefit
	$(1,965)	$(2,765)	Net of tax

Gains (losses) on cash flow hedging relationships:
Interest rate contracts	$3,078	$11,367	Interest income - loans and leases
Interest rate contracts	7	204	Noninterest income - other income
	3,085	11,571	Total before tax
	(1,080)	(4,049)	Tax (expense) benefit
	$2,005	$7,522	Net of tax

Amortization of defined benefit pension and post-retirement items:
Actuarial gains (losses)	$(1,192)	$(21,101)	Noninterest expense - personnel costs
Prior service costs	—	3,454	Noninterest expense - personnel costs
Curtailment	32,864	32,864	Noninterest expense - personnel costs
	31,672	15,217	Total before tax
	(11,085)	(5,326)	Tax (expense) benefit
	$20,587	$9,891	Net of tax

10. SHAREHOLDERS’ EQUITY

Share Repurchase Program

On March 14, 2013, Huntington announced that the Federal Reserve did not object to Huntington's proposed capital actions included in Huntington's capital plan submitted to the Federal Reserve in January of this year. These actions included an increase in the quarterly dividend per common share to $0.05, starting in the second quarter of 2013 and potential repurchase of up to $227 million of common stock through the first quarter of 2014. Huntington's board of directors authorized a share repurchase program consistent with Huntington’s capital plan. This program replaced the previously authorized share repurchase program authorized by Huntington’s board of directors in 2012.

During the three-month period ended September 30, 2013, Huntington repurchased a total of 2.0 million shares of common stock, at a weighted average share price of $8.18. Under both share repurchase programs, Huntington repurchased a total of 16.7 million shares of common stock during the nine-month period ended September 30, 2013, at a weighted average share price of $7.46.

Although Huntington has the ability to repurchase up to $136 million of additional shares of common stock through the first quarter of 2014, we intend to continue disciplined repurchase activity consistent with our annual capital plan, our capital return objectives, and market conditions especially as those conditions impact the trading price of our common stock. We do not anticipate that the pending transaction with Camco (see Note 20) will materially impact our repurchase activities except during the relatively limited time we will be required to be out of the market under the SEC’s Regulation M.

11. Earnings Per Share

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of Huntington’s convertible preferred stock. Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings per share, net income available to common shares can be affected by the conversion of Huntington’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted earnings per share for each of the three-month and nine-month periods ended September 30, 2013 and 2012, was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands, except per share amounts)	2013	2012	2013	2012

Basic earnings per common share:
Net income	$178,487	$167,767	$480,918	$473,743
Preferred stock dividends	(7,967)	(7,983)	(23,904)	(24,016)
Net income available to common shareholders	$170,520	$159,784	$457,014	$449,727
Average common shares issued and outstanding	830,398	857,871	835,410	861,543
Basic earnings per common share	$0.21	$0.19	$0.55	$0.52

Diluted earnings per common share:
Net income available to common shareholders	$170,520	$159,784	$457,014	$449,727
Effect of assumed preferred stock conversion	—	—	—	—
Net income applicable to diluted earnings per share	$170,520	$159,784	$457,014	$449,727
Average common shares issued and outstanding	830,398	857,871	835,410	861,543
Dilutive potential common shares:
Stock options and restricted stock units and awards	9,254	4,479	7,764	4,007
Shares held in deferred compensation plans	1,373	1,238	1,350	1,218
Conversion of preferred stock	—	—	—	—
Dilutive potential common shares:	10,627	5,717	9,114	5,225
Total diluted average common shares issued and outstanding	841,025	863,588	844,524	866,768
Diluted earnings per common share	$0.20	$0.19	$0.54	$0.52

For the three-month periods ended September 30, 2013 and 2012, approximately 5.6 million and 23.5 million, respectively, of options to purchase shares of common stock were not included in the computation of diluted earnings per share because the effect would be antidilutive. For the nine-month periods ended September 30, 2013 and 2012, amounts not included in the computation of diluted earnings per share were 9.7 million and 24.6 million shares, respectively.

12. SHARE-based Compensation

Huntington sponsors nonqualified and incentive share based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Condensed Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Stock options, which represented a significant portion of our grant values, have no intrinsic value until the stock price increases. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

In 2012, shareholders approved the Huntington Bancshares Incorporated 2012 Long-Term Incentive Plan (the Plan) which authorized 51.0 million shares for future grants. The Plan is the only active plan under which Huntington is currently granting share based options and awards. At September 30, 2013, 24.2 million shares from the Plan were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock unit and award vesting from available authorized common shares. At September 30, 2013, the Company believes there are adequate authorized common shares to satisfy anticipated stock option exercises and restricted stock unit and award vesting in 2013.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant.

The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Assumptions
Risk-free interest rate	1.75%	0.87%	0.79%	1.10%
Expected dividend yield	2.46	2.46	2.83	2.37
Expected volatility of Huntington's common stock	35.0	35.0	35.0	34.9
Expected option term (years)	5.5	6.0	5.5	6.0

Weighted-average grant date fair value per share	$2.17	$1.68	$1.71	$1.79

The following table illustrates total share-based compensation expense and related tax benefit for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Share-based compensation expense	$9,746	$7,138	$27,643	$19,958
Tax benefit	3,278	2,366	9,311	6,627

Huntington’s stock option activity and related information for the nine-month period ended September 30, 2013, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2013	26,768	$8.87
Granted	3,291	7.07
Exercised	(1,914)	5.75
Forfeited/expired	(4,075)	16.20

Outstanding at September 30, 2013	24,070	$7.63	4.4	$43,973

Vested and expected to vest at September 30, 2013 (1)	8,982	$6.52	5.6	$15,588

Exercisable at September 30, 2013	14,002	$8.41	3.6	$26,696

(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the nine-month periods ended September 30, 2013 and 2012, cash received for the exercises of stock options was $11.0 million and $1.8 million, respectively. The tax benefit realized from stock option exercises was $1.3 million and $0.3 million for each respective period.

Huntington also grants restricted stock, restricted stock units, performance share awards and other stock-based awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions. Performance share awards are payable contingent upon Huntington achieving certain predefined performance objectives over the three-year measurement period. The fair value of these awards is the closing market price of Huntington’s common stock on the date of award.

The following table summarizes the status of Huntington's restricted stock units and performance share awards as of September 30, 2013, and activity for the nine-month period ended September 30, 2013:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Performance	Grant Date
	Stock	Fair Value	Share	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2013	8,484	$6.40	694	$6.77
Granted	6,859	7.13	1,125	7.06
Vested	(2,335)	6.33	—	—
Forfeited	(686)	6.70	(170)	6.90
Nonvested at September 30, 2013	12,322	$6.80	1,649	$6.95

The weighted-average grant date fair value of nonvested shares granted for the nine-month periods ended September 30, 2013 and 2012, were $7.12 and $6.71, respectively. The total fair value of awards vested was $14.8 million and $6.9 million during the nine-month periods ended September 30, 2013, and 2012, respectively. As of September 30, 2013, the total unrecognized compensation cost related to nonvested awards was $62.8 million with a weighted-average expense recognition period of 2.6 years.

13. Benefit Plans

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. There is no required minimum contribution for 2013.

During the 2013 third quarter, the board of directors approved, and management communicated, a curtailment of the Company’s pension plan effective December 31, 2013.  As a result of the accounting treatment for the unamortized prior service pension cost and the change in the projected benefit obligation, a one-time, non-cash, pre-tax gain of approximately $33.9 million, $0.03 per share was recognized in the 2013 third quarter. The net gain includes a gain of $34.6 million associated with the plan and a loss of $0.7 million associated with the SERP plan.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage. Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Service cost	$5,428	$6,217	$—	$—
Interest cost	7,749	7,304	216	338
Expected return on plan assets	(11,768)	(11,432)	—	—
Amortization of transition asset	—	(1)	—	—
Amortization of prior service cost	—	(1,442)	(339)	(339)
Amortization of gain	1,738	6,739	(150)	(83)
Curtailments	(34,613)	—	—	—
Settlements	2,000	1,750	—	—
Recognized net actuarial loss	1,061	—	—	—
Benefit expense	$(28,405)	$9,135	$(273)	$(84)

	Pension Benefits		Post Retirement Benefits
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Service cost	$19,696	$18,651	$—	$—
Interest cost	22,363	21,912	647	1,013
Expected return on plan assets	(35,950)	(34,297)	—	—
Amortization of transition asset	—	(3)	—	—
Amortization of prior service cost	(2,884)	(4,326)	(1,015)	(1,015)
Amortization of gain	21,306	20,218	(450)	(249)
Curtailments	(34,613)	—	—	—
Settlements	5,000	5,250	—	—
Recognized net actuarial loss	1,061	—	—	—
Benefit expense	$(4,021)	$27,405	$(818)	$(251)

The Bank, as trustee, held all Plan assets at September 30, 2013 and December 31, 2012. The Plan assets consisted of investments in a variety of fixed income and equity Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	September 30, 2013		December 31, 2012
Cash	$3,259	1%	$22	—%
Cash equivalents:
Huntington funds - money market	—	—	6,012	1
Fixed income:
Huntington funds - fixed income funds	78,692	12	84,688	13
Corporate obligations	173,898	27	149,241	24
U.S. Government Obligations	52,752	8	36,595	6
U.S. Government Agencies	6,326	1	7,511	1
Equities:
Huntington funds	281,223	45	312,479	49
Exchange Traded Funds	2,799	—	—	—
Huntington common stock	36,134	6	37,069	6
Other common stock	381	—	—	—
Limited Partnerships	176	—	—	—
Fair value of plan assets	$635,640	100%	$633,617	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at September 30, 2013, are classified as Level 1 within the fair value hierarchy, except for corporate obligations, U.S. government obligations, and U.S. government agencies, which are classified as level 2. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible changes in the values of investments will occur in the near term and such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At September 30, 2013, Plan assets were invested 1% in cash and cash equivalents, 51% in equity investments, and 48% in bonds, with an average duration of 12 years on bond investments. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 20% to 50% in equity investments and 80% to 50% in bond investments. The allocation of Plan assets between equity investments and fixed income investments will change from time to time with the allocation to fixed income investments increasing as the funding level increases.

Huntington also sponsors other nonqualified retirement plans, the most significant being the SERP and the SRIP. The SERP provides certain former officers and directors, and the SRIP provides certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. During the 2013 third quarter, the board of directors approved, and management communicated, a curtailment of the Company’s SRIP plan effective December 31, 2013.

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 4% of base pay contributed to the Plan.

The following table shows the costs of providing the SERP, SRIP, and defined contribution plans:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
SERP & SRIP	$1,570	$829	$3,949	$2,496
Defined contribution plan	4,671	4,181	13,614	12,767

Benefit cost	$6,241	$5,010	$17,563	$15,263

14.	Fair Values of assets and liabilities

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios. Huntington uses prices obtained from third party pricing services and recent trades to determine the fair value of securities. AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date. 1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds. When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument. 96% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities. For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments. If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3. 3% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities. A significant change in the unobservable inputs for these securities may result in a significant change in the ending fair value measurement of these securities.

The Alt-A, private label CMO and pooled-trust-preferred securities portfolios are classified as Level 3 and as such use significant estimates to determine the fair value of these securities which results in greater subjectivity. The Alt-A and private label CMO securities portfolios are subjected to a monthly review of the projected cash flows, while the cash flows of the pooled-trust-preferred securities portfolio are reviewed quarterly. These reviews are supported with analysis from independent third parties, and are used as a basis for impairment analysis.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities valuation methodology incorporates values obtained from a third party pricing specialist using a discounted cash flow approach and a proprietary pricing model and includes assumptions management believes market participants would use to value the securities under current market conditions. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, house price depreciation / appreciation rates that are based upon macroeconomic forecasts and discount rates that are implied by market prices for similar securities with similar collateral structures.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. We engage a third party pricing specialist with direct industry experience in pooled-trust-preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio. The PD of each issuer and the market discount rate are the most significant inputs in determining fair value. Management evaluates the PD assumptions provided by the third party pricing specialist by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers. Huntington also evaluates the assumptions related to discount rates. Relying on cash flows is necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities are no longer able to provide a fair value that is compliant with ASC 820.

Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825. The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions. The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions. Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions. On at least a quarterly basis, third party marks are obtained from at least one service broker. Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices. Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates. Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption. A significant increase or decrease in the external market price would result in a significantly higher or lower fair value measurement.

Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at September 30, 2013 and December 31, 2012 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	September 30, 2013
Assets
Loans held for sale	$—	$313,099	$—	$—	$313,099

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	—	—	—	—
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	3,282	—	—	3,282
Other securities	70,447	438	—	—	70,885
	70,447	3,720	—	—	74,167

Available-for-sale and other securities:
U.S. Treasury securities	51,554	—	—	—	51,554
Federal agencies: Mortgage-backed	—	3,221,711	—	—	3,221,711
Federal agencies: Other agencies	—	339,419	—	—	339,419
Municipal securities	—	507,623	58,855	—	566,478
Private-label CMO	—	18,435	32,331	—	50,766
Asset-backed securities	—	1,013,425	114,902	—	1,128,327
Covered bonds	—	286,924		—	286,924
Corporate debt	—	460,972	—	—	460,972
Other securities	19,294	3,774	—	—	23,068
	70,848	5,852,283	206,088	—	6,129,219

Automobile loans	—	—	69,780	—	69,780

MSRs	—	—	34,106	—	34,106

Derivative assets	13,340	252,131	8,127	(54,892)	218,706

Liabilities
Derivative liabilities	23,755	136,540	542	(29,488)	131,349

Other liabilities	—	—	—	—	—

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2012
Assets
Mortgage loans held for sale	$—	$452,949	$—	$—	$452,949

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	—	—	—	—
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	15,218	—	—	15,218
Other securities	75,729	258	—	—	75,987
	75,729	15,476	—	—	91,205

Available-for-sale and other securities:
U.S. Treasury securities	52,311	—	—	—	52,311
Federal agencies: Mortgage-backed	—	4,264,670	—	—	4,264,670
Federal agencies: Other agencies	—	359,626	—	—	359,626
Municipal securities	—	439,772	61,228	—	501,000
Private-label CMO	—	22,793	48,775	—	71,568
Asset-backed securities	—	919,046	110,037	—	1,029,083
Covered bonds	—	290,625	—	—	290,625
Corporate debt	—	668,142	—	—	668,142
Other securities	17,177	3,898	—	—	21,075
	69,488	6,968,572	220,040	—	7,258,100

Automobile loans	—	—	142,762	—	142,762

MSRs	—	—	35,202	—	35,202

Derivative assets	6,368	465,517	13,180	(99,368)	385,697

Liabilities
Derivative liabilities	6,813	228,312	478	(83,415)	152,188

Other liabilities	—	—	—	—	—

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the three-month and nine-month periods ended September 30, 2013 and 2012, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2013
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$37,544	$(4,226)	$58,100	$32,926	$119,861	$91,140
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(3,438)	11,568	—	32	(25)	(617)
Included in OCI	—	—	2,595	891	10,535	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	—	(8,281)	—
Repayments	—	—	—	—	—	(20,743)
Issues	—	—	—	—	—	—
Settlements	—	243	(1,840)	(1,518)	(7,188)	—
Closing balance	$34,106	$7,585	$58,855	$32,331	$114,902	$69,780

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(3,437)	$11,568	$2,595	$923	$(25)	$(617)

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$45,061	$12,391	$78,151	$67,145	$119,674	$210,031
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(8,440)	7,481	—	93	39	(546)
Included in OCI	—	—	—	2,632	10,484	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	(15,183)	(20,852)	—
Repayments	—	—	—	—	—	(35,846)
Issues	—	—	—	—	—	—
Settlements	—	(1,904)	(11,815)	(2,997)	(3,068)	—
Closing balance	$36,621	$17,968	$66,336	$51,690	$106,277	$173,639

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(8,440)	$5,577	$—	$2,632	$10,484	$(546)

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2013
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$35,202	$12,702	$61,228	$48,775	$110,037	$142,762
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(1,096)	(1,591)	—	(207)	(2,321)	16
Included in OCI	—	—	3,287	968	31,220	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	(10,254)	(8,281)	—
Repayments	—	—	—	—	—	(72,998)
Issues	—	—	—	—	—	—
Settlements	—	(3,526)	(5,660)	(6,951)	(15,753)	—
Closing balance	$34,106	$7,585	$58,855	$32,331	$114,902	$69,780

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(1,096)	$(1,591)	$3,287	$(207)	$(2,321)	$16

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(28,380)	13,702	—	(912)	(97)	(1,196)
Included in OCI	—	—	—	7,511	15,663	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	(15,183)	(20,852)	—
Repayments	—	—	—	—	—	(121,415)
Issues	—	—	—	—	—	—
Settlements	—	4,435	(28,756)	(12,090)	(10,135)	—
Closing balance	$36,621	$17,968	$66,336	$51,690	$106,277	$173,639

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(28,380)	$11,084	$—	$7,511	$15,663	$(1,196)

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2013
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(3,438)	$11,568	$—	$—	$—	$—
Securities gains (losses)	—	—	—	—	(86)	—
Interest and fee income	—	—	—	32	61	(1,032)
Noninterest income	—	—	—	—	—	415
Total	$(3,438)	$11,568	$—	$32	$(25)	$(617)

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(8,440)	$7,481	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(116)	—	—
Interest and fee income	—	—	—	209	39	(1,451)
Noninterest income	—	—	—	—	—	905
Total	$(8,440)	$7,481	$—	$93	$39	$(546)

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2013
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(1,096)	$(1,591)	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(334)	(1,465)	—
Interest and fee income	—	—	—	127	(856)	(3,056)
Noninterest income	—	—	—	—	—	3,072
Total	$(1,096)	$(1,591)	$—	$(207)	$(2,321)	$16

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(28,380)	$13,702	—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,601)	—	—
Interest and fee income	—	—	—	689	(97)	(5,740)
Noninterest income	—	—	—	—	—	4,544
Total	$(28,380)	$13,702	$—	$(912)	$(97)	$(1,196)

Assets and liabilities under the fair value option

The following table presents the fair value and aggregate principal balance of certain assets and liabilities under the fair value option:

	September 30, 2013			December 31, 2012
	Fair value	Aggregate		Fair value	Aggregate
	carrying	unpaid		carrying	unpaid
(dollar amounts in thousands)	amount	principal	Difference	amount	principal	Difference
Assets
Mortgage loans held for sale	$313,099	$305,290	$7,809	$452,949	$438,254	$14,695
Automobile loans	69,780	67,920	1,860	142,762	140,916	1,846
Liabilities
Securitization trust notes payable	$—	$—	$—	$—	$—	$—

The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Net gains (losses) from fair value changes
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012

Assets
Mortgage loans held for sale	$18,459	$9,224	$(6,885)	$12,913
Automobile loans	(618)	(546)	14	(1,197)
Liabilities
Securitization trust notes payable	—	(101)	—	(2,023)

	Gains (losses) included
	in fair value changes associated
	with instrument specific credit risk
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Assets
Automobile loans	$468	$1,137	$1,620	$3,715

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an on-going basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. At September 30, 2013, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant	Total
		In Active	Other	Other	Gains/(Losses)
		Markets for	Observable	Unobservable	For the Nine
	Fair Value at	Identical Assets	Inputs	Inputs	Months Ended
(dollar amounts in thousands)	September 30, 2013	(Level 1)	(Level 2)	(Level 3)	September 30, 2013

Impaired loans	$36,326	$—	$—	$36,326	$(20,004)
Accrued income and other assets	29,154	—	—	29,154	(1,165)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized. At September 30, 2013, Huntington identified $36.3 million of impaired loans for which the fair value is recorded based upon collateral value. For the nine-month period ended September 30, 2013, nonrecurring fair value impairment of $20.0 million was recorded within the provision for credit losses.

Other real estate owned properties are initially valued based on appraisals and third party price opinions, less estimated selling costs. At September 30, 2013, Huntington had $29.2 million of OREO assets. For the nine-month period ended September 30, 2013, fair value losses of $1.2 million were recorded within noninterest expense.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis

The table below presents quantitative information about the significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at September 30, 2013 and December 31, 2012:

Quantitative Information about Level 3 Fair Value Measurements
			Significant
	Fair Value at	Valuation	Unobservable	Range
(dollar amounts in thousands)	September 30, 2013	Technique	Input	(Weighted Average)
MSRs	$34,106	Discounted cash flow	Constant prepayment rate (CPR)	7.0% - 35.0% (12.0)%
			Spread over forward interest rate swap rates	-431 - 4,569 (1,236)

Derivative assets	8,127	Consensus Pricing	Net market price	-4.5% - 12.1% (2.8)%
Derivative liabilities	542		Estimated Pull thru %	50.0% - 89.0% (73.0)%

Municipal securities	58,855	Discounted cash flow	Discount rate	1.7% - 7.0% (2.7)%

Private-label CMO	32,331	Discounted cash flow	Discount rate	3.2% - 8.4% (6.5)%
			Constant prepayment rate (CPR)	5.7% - 26.7% (13.0)%
			Probability of default	0.1% - 4.0% (1.3)%
			Loss Severity	8.0% - 69.0% (46.4)%

Asset-backed securities	114,902	Discounted cash flow	Discount rate	3.7% - 15.5% (8.4)%
			Constant prepayment rate (CPR)	5.7% - 5.7% (5.7)%
			Cumulative prepayment rate	0.0% - 100.0% (15.7)%
			Constant default	1.4% - 4.0% (2.8)%
			Cumulative default	0.7% - 100.0% (17.4)%
			Loss given default	20.0% - 100.0% (94.1)%
			Cure given deferral	0.0% - 75.0% (37.2)%
			Loss severity	49.0% - 69.0% (63.6)%

Automobile loans	69,780	Discounted cash flow	Constant prepayment rate (CPR)	15.6%
			Discount rate	0.3% - 5.0% (1.5)%

Impaired loans	36,326	Appraisal value	NA	NA

Other real estate owned	29,154	Appraisal value	NA	NA

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at	Valuation	Significant	Range
(dollar amounts in thousands)	December 31, 2012	Technique	Unobservable Input	(Weighted Average)
MSRs	$35,202	Discounted cash flow	Constant prepayment rate (CPR)	10.0% - 31.0% (20.0)%
			Spread over forward interest rate swap rates	-568 - 4,552 (1,288)

Derivative assets	13,180	Consensus Pricing	Net market price	-2.3% - 10.8% (3.0)%
Derivative liabilities	478		Estimated Pull thru %	38.0% - 89.0% (75.0)%

Municipal securities	61,228	Discounted cash flow	Discount rate	1.7% - 12.0% (3.1)%

Private-label CMO	48,775	Discounted cash flow	Discount rate	3.0% - 8.5% (6.2)%
			Constant prepayment rate (CPR)	5.1% - 26.7% (14.8)%
			Probability of default	0.1% - 4.0% (1.0)%
			Loss Severity	0.0% - 64.0% (27.8)%

Asset-backed securities	110,037	Discounted cash flow	Discount rate	4.5% - 16.6% (9.0)%
			Constant prepayment rate (CPR)	5.1% - 9.8% (5.3)%
			Cumulative prepayment rate	0.0% - 100.0% (6.9)%
			Constant default	0.3% - 4.0% (2.8)%
			Cumulative default	1.1% - 100.0% (20.1)%
			Loss given default	85.0% - 100.0% (92.4)%
			Cure given deferral	0.0% - 90.0% (34.7)%
			Loss severity	20.0% - 72.0% (64.9)%

Automobile loans	142,762	Discounted cash flow	Constant prepayment rate (CPR)	15.6%
			Discount rate	0.8% - 5.0% (4.0)%

Impaired loans	150,873	Appraisal value	NA	NA

Other real estate owned	28,097	Appraisal value	NA	NA

The following provides a general description of the impact of a change in an unobservable input on the fair value measurement and the interrelationship between unobservable inputs, where relevant/significant. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below.

A significant change in the unobservable inputs may result in a significant change in the ending fair value measurement of Level 3 instruments. In general, prepayment rates increase when market interest rates decline and decrease when market interest rates rise and higher prepayment rates generally result in lower fair values for MSR assets, Private-label CMO securities, Asset-backed securities, and automobile loans.

Credit loss estimates, such as probability of default, constant default, cumulative default, loss given default, cure given deferral, and loss severity, are driven by the ability of the borrowers to pay their loans and the value of the underlying collateral and are impacted by changes in macroeconomic conditions, typically increasing when economic conditions worsen and decreasing when conditions improve. An increase in the estimated prepayment rate typically results in a decrease in estimated credit losses and vice versa. Higher credit loss estimates generally result in lower fair values. Credit spreads generally increase when liquidity risks and market volatility increase and decrease when liquidity conditions and market volatility improve.

Discount rates and spread over forward interest rate swap rates typically increase when market interest rates increase and/or credit and liquidity risks increase and decrease when market interest rates decline and/or credit and liquidity conditions improve. Higher discount rates and credit spreads generally result in lower fair market values.

Net market price and pull through percentages generally increase when market interest rates increase and decline when market interest rates decline. Higher net market price and pull through percentages generally result in higher fair values.

Fair values of financial instruments

The following table provides the carrying amounts and estimated fair values of Huntington’s financial instruments that are carried either at fair value or cost at September 30, 2013 and December 31, 2012:

	September 30, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value
Financial Assets:

Cash and short-term assets	$1,170,758	$1,170,758	$1,333,727	$1,333,727
Trading account securities	74,167	74,167	91,205	91,205
Loans held for sale	345,621	345,621	764,309	773,013
Available-for-sale and other securities	6,446,681	6,446,681	7,566,175	7,566,175
Held-to-maturity securities	2,236,121	2,217,359	1,743,876	1,794,105
Net loans and leases	41,889,803	39,786,532	39,959,350	38,401,965
Derivatives	218,706	218,706	385,697	385,697

Financial Liabilities:
Deposits	46,564,046	47,307,759	46,252,683	46,330,715
Short-term borrowings	660,932	651,752	589,814	584,671
Federal Home Loan Bank advances	333,352	333,631	1,008,959	1,008,959
Other long-term debt	904,668	918,390	158,784	156,719
Subordinated notes	1,111,598	1,021,507	1,197,091	1,183,827
Derivatives	131,349	131,349	152,188	152,188

The following table presents the level in the fair value hierarchy for the estimated fair values of only Huntington’s financial instruments that are not already on the Unaudited Condensed Consolidated Balance Sheets at fair value at September 30, 2013 and December 31, 2012:

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	September 30, 2013
Financial Assets
Loans held for sale	$—	$—	$—	$—
Held-to-maturity securities	—	2,217,359	—	2,217,359
Net loans and leases	—	—	39,716,961	39,716,961
Financial liabilities
Deposits	—	40,854,625	6,453,134	47,307,759
Short-term borrowings	—	—	651,752	651,752
Federal Home Loan Bank advances	—	—	333,631	333,631
Other long-term debt	—	—	918,390	918,390
Subordinated notes	—	—	1,021,507	1,021,507

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	December 31, 2012
Financial Assets
Loans held for sale	$—	$—	$—	$—
Held-to-maturity securities	—	2,166,749	—	2,166,749
Net loans and leases	—	—	39,265,242	39,265,242
Financial liabilities
Deposits	—	40,542,678	5,872,908	46,415,586
Short-term borrowings	—	—	623,551	623,551
Other long-term debt	—	—	154,578	154,578
Subordinated notes	—	—	1,129,481	1,129,481

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Held-to-maturity securities

Fair values are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, and interest rate spreads on relevant benchmark securities.

Loans and direct financing leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of expected losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the marketplace.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

15. Derivative Financial Instruments

Derivative financial instruments are recorded in the Unaudited Condensed Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

Huntington engages in balance sheet hedging activity, principally for asset liability management purposes, to convert fixed rate assets or liabilities into floating rate or vice versa. Balance sheet hedging activity is arranged to receive hedge accounting treatment and is classified as either fair value or cash flow hedges. Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of the floating-rate debt to a fixed-rate debt. Cash flow hedges are also used to convert floating rate loans made to customers into fixed rate loans.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at September 30, 2013, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$7,366,000	$7,366,000
Deposits	162,500	—	162,500
Subordinated notes	598,000	—	598,000
Other long-term debt	385,000	—	385,000
Total notional value at September 30, 2013	$1,145,500	$7,366,000	$8,511,500

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at September 30, 2013:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps
Receive fixed - generic	$7,366,000	2.9	$(16,753)	0.91%	0.38%
Total asset conversion swaps	7,366,000	2.9	(16,753)	0.91	0.38
Liability conversion swaps
Receive fixed - generic	1,145,500	3.8	71,411	2.94	0.35
Total liability conversion swaps	1,145,500	3.8	71,411	2.94	0.35
Total swap portfolio	$8,511,500	3.0	$54,658	1.18%	0.38%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $23.1 million and $28.8 million for the three-month periods ended September 30, 2013, and 2012, respectively. For the nine-month periods ended September 30, 2013 and 2012, the net amounts resulted in an increase to net interest income of $73.2 million and $81.2 million, respectively.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At September 30, 2013, the fair value of the swap liability of $0.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa® litigation losses and certain fixed payments required to be made through the term of the swap.

The following table presents the fair values at September 30, 2013 and December 31, 2012 of Huntington’s financial instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements:

Asset derivatives included in accrued income and other assets:

	September 30,	December 31,
(dollar amounts in thousands)	2013	2012
Interest rate contracts designated as hedging instruments	$65,574	$169,222
Interest rate contracts not designated as hedging instruments	195,673	296,295
Foreign exchange contracts not designated as hedging instruments	11,271	5,605
Commodities contracts not designated as hedging instruments	1,809	—
Total contracts	$274,327	$471,122

Liability derivatives included in accrued expenses and other liabilities:

	September 30,	December 31,
(dollar amounts in thousands)	2013	2012
Interest rate contracts designated as hedging instruments	$10,916	$—
Interest rate contracts not designated as hedging instruments	126,068	228,757
Foreign exchange contracts not designated as hedging instruments	12,037	4,655
Commodities contracts not designated as hedging instruments	1,491	—
Total contracts	$150,512	$233,412

Fair value hedges are established to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three-month and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$(336)	$(417)	$(3,650)	$(852)
Change in fair value of hedged deposits (1)	340	428	3,645	840
Change in fair value of interest rate swaps hedging subordinated notes (2)	(2,358)	2,448	(34,378)	8,207
Change in fair value of hedged subordinated notes (2)	2,358	(2,448)	34,378	(8,207)
Change in fair value of interest rate swaps hedging other long-term debt (2)	466	205	(1,106)	489
Change in fair value of hedged other long-term debt (2)	(316)	(205)	1,255	(489)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other long-term debt in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans as well as investment securities were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Unaudited Condensed Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

The following table presents the gains and (losses) recognized in OCI and the location in the Unaudited Condensed Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for the three-month and nine-month periods ended September 30, 2013 and 2012 for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion) (after-tax)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Three Months Ended			Three Months Ended
	September 30,			September 30,
(dollar amounts in thousands)	2013	2012		2013	2012
Interest rate contracts
Loans	$17,337	$14,027	Interest and fee income - loans and leases	$(3,078)	$(13,428)
Investment Securities	—	—	Noninterest income - other income	(7)	—
FHLB Advances	—	—	Interest expense - federal home loan bank advances	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	—	130
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$17,337	$14,027		$(3,085)	$(13,298)

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion) (after-tax)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Nine Months Ended			Nine Months Ended
	September 30,			September 30,
(dollar amounts in thousands)	2013	2012		2013	2012
Interest rate contracts
Loans	$(46,526)	$4,031	Interest and fee income - loans and leases	$(11,367)	$13,285
Investment Securities	—	(702)	Interest and fee income - investment securities	(202)	—
FHLB Advances	—	—	Interest expense - federal home loan bank advances	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	—	143
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$(46,526)	$3,329		$(11,569)	$13,428

During the next twelve months, Huntington expects to reclassify to earnings $24.8 million of after-tax unrealized gains on cash flow hedging derivatives currently in OCI.

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three-month and nine-month periods ended September 30, 2013 and 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	$(13)	$(215)	$895	$(146)
FHLB Advances	—	—	—	—

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options and commodity contracts. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at September 30, 2013 and December 31, 2012, were $ 67.5 million and $63.4 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $12.9 billion and $12.0 billion at September 30, 2013 and December 31, 2012, respectively. Huntington’s credit risks from derivative financial instruments used for trading purposes were $187.3 million and $296.1 million at the same dates, respectively.

Financial assets and liabilities that are offset in the Condensed Consolidated Balance Sheets

Huntington records derivatives at fair value as further described in Note 14. Huntington records these derivatives net of any master netting arrangement in the Unaudited Condensed Consolidated Balance Sheets. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk.

All derivatives are carried on the Unaudited Condensed Consolidated Balance Sheets at fair value. Derivative balances are presented on a net basis taking into consideration the effects of legally enforceable master netting agreements. Cash collateral exchanged with counterparties is also netted against the applicable derivative fair values. Huntington enters into derivative transactions with two primary groups: broker-dealers and banks, and Huntington’s customers. Different methods are utilized for managing counterparty credit exposure and credit risk for each of these groups.

Huntington enters into transactions with broker-dealers and banks for various risk management purposes. These types of transactions generally are high dollar volume. Huntington enters into bilateral collateral and master netting agreements with these counterparties, and routinely exchange cash and high quality securities collateral with these counterparties. Huntington enters into transactions with customers to meet their financing, investing, payment and risk management needs. These types of transactions generally are low dollar volume. Huntington generally enters into master netting agreements with customer counterparties, however collateral is generally not exchanged with customer counterparties.

At September 30, 2013 and December 31, 2012, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $19.0 million and $17.4 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements with broker-dealers and banks.

At September 30, 2013, Huntington pledged $133.2 million of investment securities and cash collateral to counterparties, while other counterparties pledged $100.4 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington would not be required to provide additional collateral.

The following tables present the gross amounts of these assets and liabilities with any offsets to arrive at the net amounts recognized in the Unaudited Condensed Consolidated Balance Sheets at September 30, 2013 and December 31, 2012:

Offsetting of Financial Assets and Derivative Assets
			Gross amounts offset in the	Net amounts of assets presented in	Gross amounts not offset in the condensed consolidated balance sheets
(dollar amounts in thousands)		Gross amounts of recognized assets	condensed consolidated balance sheets	the condensed consolidated balance sheets	Financial instruments	cash collateral received	Net amount
Offsetting of Financial Assets and Derivative Assets

September 30, 2013	Derivatives	$311,580	$(103,945)	$207,635	$(30,889)	$(322)	$176,424

December 31, 2012	Derivatives	473,374	(101,620)	371,754	(62,409)	(755)	308,590

Offsetting of Financial Liabilities and Derivative Liabilities
			Gross amounts offset in the	Net amounts of assets presented in	Gross amounts not offset in the condensed consolidated balance sheets
(dollar amounts in thousands)		Gross amounts of recognized liabilities	condensed consolidated balance sheets	the condensed consolidated balance sheets	Financial instruments	cash collateral received	Net amount
Offsetting of Financial Liabilities and Derivative Liabilities

September 30, 2013	Derivatives	$187,766	$(69,008)	$118,758	$(100,522)	$1,595	$19,831

December 31, 2012	Derivatives	235,664	(85,667)	149,997	(97,233)	(455)	52,309

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs. These derivatives consist primarily of forward interest rate agreements and forward commitments to deliver mortgage-backed securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The following table summarizes the derivative assets and liabilities used in mortgage banking activities

	September 30,	December 31,
(dollar amounts in thousands)	2013	2012
Derivative assets:
Interest rate lock agreements	$8,127	$13,180
Forward trades and options	260	763
Total derivative assets	8,387	13,943
Derivative liabilities:
Interest rate lock agreements	(99)	(33)
Forward trades and options	(10,227)	(2,158)
Total derivative liabilities	(10,326)	(2,191)
Net derivative asset (liability)	$(1,939)	$11,752

The total notional value of these derivative financial instruments at September 30, 2013 and December 31, 2012, was $0.6 billion and $2.3 billion, respectively. The total notional amount at September 30, 2013, corresponds to trading assets with a fair value of $2.1 million. Total MSR hedging gains and (losses) for the three-month periods ended September 30, 2013 and 2012, were $0.1 million and $15.4 million, respectively and $(23.5) million and $33.0 million for the nine-month periods ended September 30, 2013 and 2012, respectively. Included in total MSR hedging gains and losses for the three-month periods ended September 30, 2013 and 2012 were net gains and (losses) related to derivative instruments of $0.1 million and $ 15.4 million, respectively, and $(23.5) million and $33.0 million for the nine-month periods ended September 30, 2013 and 2012, respectively. These amounts are included in mortgage banking income in the Unaudited Condensed Consolidated Statements of Income.

16. VIEs

Consolidated VIEs

Consolidated VIEs at September 30, 2013, consisted of automobile loan and lease securitization trusts formed in 2009 and 2006. Huntington has determined the trusts are VIEs. Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity's economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The following tables present the carrying amount and classification of the consolidated trusts’ assets and liabilities that were included in the Unaudited Condensed Consolidated Balance Sheets at September 30, 2013 and December 31, 2012:

	September 30, 2013
	2009	2006	Other
	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trusts	Total
Assets:
Cash	$8,987	$79,153	$—	$88,140
Loans and leases	69,780	188,871	—	258,651
Allowance for loan and lease losses	—	(793)	—	(793)
Net loans and leases	69,780	188,078	—	257,858
Accrued income and other assets	283	565	261	1,109
Total assets	$79,050	$267,796	$261	$347,107
Liabilities:
Other long-term debt	$—	$—	$—	$—
Accrued interest and other liabilities	—	—	261	261
Total liabilities	$—	$—	$261	$261

	December 31, 2012
	2009	2006	Other
	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trusts	Total
Assets:
Cash	$12,577	$91,113	$—	$103,690
Loans and leases	142,762	356,162	—	498,924
Allowance for loan and lease losses	—	(2,671)	—	(2,671)
Net loans and leases	142,762	353,491	—	496,253
Accrued income and other assets	617	1,353	288	2,258
Total assets	$155,956	$445,957	$288	$602,201
Liabilities:
Other long-term debt	$—	$2,086	$—	$2,086
Accrued interest and other liabilities	—	1	288	289
Total liabilities	$—	$2,087	$288	$2,375

The automobile loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Unconsolidated VIEs

The following tables provide a summary of the assets and liabilities included in Huntington’s Unaudited Condensed Consolidated Financial Statements, as well as the maximum exposure to losses, associated with its interests related to unconsolidated VIEs for which Huntington holds an interest, but is not the primary beneficiary, to the VIE at September 30, 2013, and December 31, 2012:

	September 30, 2013
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss
2012-1 Automobile Trust	$7,298	$—	$7,298
2012-2 Automobile Trust	8,750	—	8,750
2011 Automobile Trust	3,827	—	3,827
Tower Hill Securities, Inc.	79,312	65,000	79,312
Trust Preferred Securities	13,764	312,894	—
Low Income Housing Tax Credit Partnerships	367,817	139,293	367,817
Total	$480,768	$517,187	$467,004

	December 31, 2012
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss
2012-1 Automobile Trust	$12,649	$—	$12,649
2012-2 Automobile Trust	13,616	—	13,616
2011 Automobile Trust	7,076	—	7,076
Tower Hill Securities, Inc.	87,075	65,000	87,075
Trust Preferred Securities	13,764	312,894	—
Low Income Housing Tax Credit Partnerships	391,878	152,047	391,878
Total	$526,058	$529,941	$512,294

2012-1 AUTOMOBILE TRUST, 2012-2 AUTOMOBILE TRUST, and 2011 AUTOMOBILE TRUST

During the 2012 fourth quarter, 2012 first quarter and 2011 third quarter, we transferred automobile loans totaling $1.0 billion, $1.3 billion and $1.0 billion, respectively, to trusts in securitization transactions. The securitizations and the resulting sale of all underlying securities qualified for sale accounting. Huntington has concluded that it is not the primary beneficiary of these trusts because it has neither the obligation to absorb losses of the entities that could potentially be significant to the VIEs nor the right to receive benefits from the entities that could potentially be significant to the VIEs. Huntington is not required and does not currently intend to provide any additional financial support to the trusts. Investors and creditors only have recourse to the assets held by the trusts. The interest Huntington holds in the VIEs relates to servicing rights which are included within accrued income and other assets of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the servicing asset.

TOWER HILL SECURITIES, INC.

In 2010, we transferred approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million to Tower Hill Securities, Inc. in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer was recorded as a secured financing. Interests held by Huntington consist of municipal securities within available for sale and other securities and Series B preferred securities within other long term debt of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the municipal securities.

TRUST PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Unaudited Condensed Consolidated Financial Statements. These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Unaudited Condensed Consolidated Balance Sheets as subordinated notes. The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Unaudited Condensed Consolidated Financial Statements. A list of trust preferred securities outstanding at September 30, 2013 follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary

Huntington Capital I	0.97	%(2)	$111,816	$6,186
Huntington Capital II	0.88	(3)	54,593	3,093
Sky Financial Capital Trust III	1.65	(4)	72,165	2,165
Sky Financial Capital Trust IV	1.67	(4)	74,320	2,320

Total			$312,894	$13,764

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2)	Variable effective rate at September 30, 2013, based on three month LIBOR + 0.70.
(3)	Variable effective rate at September 30, 2013, based on three month LIBOR + 0.625.
(4)	Variable effective rate at September 30, 2013, based on three month LIBOR + 1.40.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington is a limited partner in each Low Income Housing Tax Credit Partnership. A separate unrelated third party is the general partner. Each limited partnership is managed by the general partner, who exercises full and exclusive control over the affairs of the limited partnership. The general partner has all the rights, powers and authority granted or permitted to be granted to a general partner of a limited partnership under the Ohio Revised Uniform Limited Partnership Act. Duties entrusted to the general partner of each limited partnership include, but are not limited to: investment in operating companies, company expenditures, investment of excess funds, borrowing funds, employment of agents, disposition of fund property, prepayment and refinancing of liabilities, votes and consents, contract authority, disbursement of funds, accounting methods, tax elections, bank accounts, insurance, litigation, cash reserve, and use of working capital reserve funds. Except for limited rights granted to consent to certain transactions, the limited partner(s) may not participate in the operation, management, or control of the limited partnership's business, transact any business in the limited partnership's name or have any power to sign documents for or otherwise bind the limited partnership. In addition, the general partner may only be removed by the limited partner(s) in the event the general partner fails to comply with the terms of the agreement and/or is negligent in performing its duties.

Huntington believes the general partner of each limited partnership has the power to direct the activities which most significantly affect the performance of each partnership, therefore, Huntington has determined that it is not the primary beneficiary of any LIHTC partnership. Huntington uses the equity or effective yield method to account for its investments in these entities. These investments are included in accrued income and other assets. At September 30, 2013 and December 31, 2012, Huntington had gross investment commitments of $524.7 million (net of amortization: $367.8 million) and $532.1 million (net of amortization: $391.9 million), respectively, of which $385.4 million and $380.0 million, respectively, were funded. The unfunded portion is included in accrued expenses and other liabilities.

17. Commitments and Contingent Liabilities

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Unaudited Condensed Consolidated Financial Statements. The contractual amounts of these financial agreements at September 30, 2013 and December 31, 2012, were as follows:

	September 30,	December 31,
(dollar amounts in thousands)	2013	2012

Contract amount represents credit risk:
Commitments to extend credit
Commercial	$10,207,291	$9,209,094
Consumer	6,309,876	6,189,447
Commercial real estate	762,099	797,605
Standby letters-of-credit	456,580	514,705

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.5 million and $1.4 million at September 30, 2013 and December 31, 2012, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At September 30, 2013, Huntington had $457 million of standby letters-of-credit outstanding, of which 82% were collateralized. Included in this $457 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal grading system to assess an estimate of loss on its loan and lease portfolio. This same loan grading system is used to monitor credit risk associated with standby letters-of-credit. Under this grading system as of September 30, 2013, approximately $86 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage; approximately $370 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $0 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At September 30, 2013 and December 31, 2012, Huntington had commitments to sell residential real estate loans of $571.7 million and $849.8 million, respectively. These contracts mature in less than one year.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been completed through 2009. The Company has appealed certain proposed adjustments resulting from the IRS examination of the 2006, 2007, 2008 and 2009 tax returns. Management believes the tax positions taken related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them. It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position. In the first quarter of 2013, the IRS began an examination of our 2010 and 2011 consolidated federal income tax returns. Various state and other jurisdictions remain open to examination for tax years 2006 and forward.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes. At September 30, 2013, Huntington had gross unrecognized tax benefits of $0.7 million in income tax liability related to uncertain tax positions. Total interest accrued on the unrecognized tax benefits was $0.1 million as of September 30, 2013. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of provision for income taxes. It is reasonably possible that the liability for unrecognized tax benefits could decrease in the next twelve months.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $125.0 million at September 30, 2013. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material negative adverse effect on the Company's consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following supplements the discussion of certain matters previously reported in Item 3 (Legal Proceedings) of the 2012 Form 10-K for events occurring through the date of this filing:

The Bank has been a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

On June 22, 2007, a complaint in the United States District Court for the Western District of Michigan (District Court) was filed by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Cyberco, against the Bank, which alleged that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleged that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleged that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. On February 6, 2012, the District Court dismissed the remaining count for unjust enrichment following a finding by the bankruptcy court that the plaintiff must pursue its rights, if any, with respect to that count in a bankruptcy court. The plaintiffs filed a notice of appeal on March 2, 2012, appealing the District Court’s judgment against them on the aiding and abetting and conversion claims. Oral arguments before the Sixth Circuit Court of Appeals were held January 24, 2013, and the Sixth Circuit Court of Appeals affirmed the District Court’s judgment in an opinion issued on April 8, 2013. The plaintiffs then filed a motion for rehearing en banc, which the Sixth Circuit denied on May 30, 2013. The period for plaintiffs to seek review in the United States Supreme Court has passed, and the case is completed.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleged was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleged preferential transfers in the amount of approximately $1.2 million. The Bankruptcy Court ordered the case to be tried in July 2012, and entered a pretrial order governing all pretrial conduct. The Bank filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below. The Bankruptcy Court granted the motion in principal part and the parties stipulated to a full dismissal which was entered on June 19, 2012.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses. Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $1.2 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank had failed to show a lack of knowledge of the avoidability of the alleged transfers from September 2003, through April 30, 2004. The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011.

On March 30, 2012, the Bankruptcy Court issued an Opinion on the trustee’s motion determining the Bank was the initial transferee of the checks made payable to it and was a subsequent transferee of all deposits into Cyberco’s accounts. The Bankruptcy Court ruled Cyberco’s deposits were themselves transfers to the Bank under the Bankruptcy Code, and the Bank was liable for both the checks and the deposits, totaling approximately $73.0 million. The Bankruptcy Court ruled the Bank may be entitled to a credit of approximately $4.0 million for the Cyberco trustee’s recoveries in preference actions filed against third parties that received payments from Cyberco within 90 days preceding Cyberco’s bankruptcy. Lastly, the Bankruptcy Court ruled that it will award prejudgment interest to the Teleservices trustee at a rate to be determined. A trial was held on these remaining issues on April 30, 2012, and the Court gave a bench opinion on July 23, 2012. In that opinion, the Court denied the Bank the $4.0 million credit, but ruled approximately $0.9 million in deposits were either double-counted or were outside the timeframe in which the Teleservices trustee can recover. Therefore, the Bankruptcy Court’s recommended award will be reduced by this $0.9 million. Further, the Bankruptcy Court ruled the interest rate specified in the federal statute governing post-judgment interest, which is based on treasury bill rates, will be the rate of interest for determining prejudgment interest. The rulings of the Bankruptcy Court in its March 2011 and March 2012 opinions, as well as its July 23, 2012, bench opinion, will not be reduced to judgment by the Bankruptcy Court. Rather, the Bankruptcy Court has delivered a report and recommendation to the District Court for the Western District of Michigan, recommending a judgment be entered in the principal amount of $71.8 million, plus interest through July 27, 2012, in the amount of $8.8 million. The District Court is conducting a de novo review of the fact findings and legal conclusions in the Bankruptcy Court’s opinions.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion and Order denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank appealed that decision to the Bankruptcy Appellate Panel (BAP) for the Sixth Circuit, which ruled that the order denying substantive consolidation would not be a final order until the Bankruptcy Court issued its opinion on the Bank’s defenses in the Teleservices adversary proceeding, and dismissed the appeal. The Bank appealed the BAP’s decision to the Sixth Circuit. When the Bankruptcy Court issued its March 17, 2010, opinion in the Teleservices adversary proceeding, the Bank again appealed the order denying substantive consolidation to the BAP, which appeal has been held in abeyance pending decision by the Sixth Circuit on the appeal of the BAP’s 2010 order. On August 30, 2013, the Sixth Circuit affirmed the BAP’s 2010 decision dismissing the original appeal. The Bank has filed a status report with the BAP on the second appeal and is waiting for further direction from the Court.

On January 17, 2012, the Company was named a defendant in a putative class action filed on behalf of all 88 counties in Ohio against MERSCORP, Inc. and numerous other financial institutions that participate in the mortgage electronic registration system (MERS).  The complaint alleges that recording of mortgages and assignments thereof is mandatory under Ohio law and seeks a declaratory judgment that the defendants are required to record every mortgage and assignment on real property located in Ohio and pay the attendant statutory recording fees. The complaint also seeks damages, attorneys' fees and costs.  Although Huntington has not been named as a defendant in the other cases, similar litigation has been initiated against MERSCORP, Inc. and other financial institutions in other jurisdictions throughout the country.

18. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows:

Balance Sheets	September 30,	December 31,
(dollar amounts in thousands)	2013	2012
Assets
Cash and cash equivalents	$967,644	$921,471
Due from The Huntington National Bank	246,833	207,414
Due from non-bank subsidiaries	65,334	78,006
Investment in The Huntington National Bank	5,180,441	4,754,886
Investment in non-bank subsidiaries	787,195	774,055
Accrued interest receivable and other assets	154,659	131,358
Total assets	$7,402,106	$6,867,190
Liabilities and Shareholders' Equity
Short-term borrowings	$—	$—
Long-term borrowings	642,952	662,894
Dividends payable, accrued expenses, and other liabilities	797,575	414,085
Total liabilities	1,440,527	1,076,979
Shareholders' equity (1)	5,961,579	5,790,211
Total liabilities and shareholders' equity	$7,402,106	$6,867,190

(1) See Huntington’s Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three Months Ended		Nine Months Ended
Statements of Income	September 30,		September 30,
(dollar amounts in thousands)	2013	2012	2013	2012
Income
Dividends from
The Huntington National Bank	$—	$—	$—	$—
Non-bank subsidiaries	18,000	5,000	18,000	13,450
Interest from
The Huntington National Bank	425	8,523	5,513	32,112
Non-bank subsidiaries	782	1,280	2,399	4,505
Other	353	251	1,266	1,068
Total income	19,560	15,054	27,178	51,135
Expense
Personnel costs	12,951	11,186	41,161	31,387
Interest on borrowings	5,692	6,621	14,242	24,094
Other	11,923	10,784	26,790	25,632
Total expense	30,566	28,591	82,193	81,113
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	(11,006)	(13,537)	(55,015)	(29,978)
Provision (benefit) for income taxes	(14,958)	(15,572)	(28,974)	(26,812)
Income (loss) before equity in undistributed net income of subsidiaries	3,952	2,035	(26,041)	(3,166)
Increase (decrease) in undistributed net income of:
The Huntington National Bank	186,462	168,314	505,499	469,274
Non-bank subsidiaries	(11,927)	(2,582)	1,460	7,635
Net income	$178,487	$167,767	$480,918	$473,743
Other comprehensive income (loss) (1)	52,969	51,435	(79,948)	89,221
Comprehensive income	$231,456	$219,202	$400,970	$562,964

(1) See Condensed Consolidated Statements of Comprehensive Income for other comprehensive income (loss) detail.

	Nine Months Ended
Statements of Cash Flows	September 30,
(dollar amounts in thousands)	2013	2012

Operating activities
Net income	$480,918	$473,743
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(536,591)	(502,659)
Depreciation and amortization	323	197
Other, net	(1,518)	(25,494)
Net cash provided by (used for) operating activities	(56,868)	(54,213)

Investing activities
Repayments from subsidiaries	251,853	453,625
Advances to subsidiaries	(248,950)	(31,347)
Net cash provided by (used for) investing activities	2,903	422,278

Financing activities
Payment of borrowings	(50,000)	(199,770)
Issuance of long-term debt	399,200	—
Dividends paid on stock	(132,957)	(127,136)
Repurchases of common stock	(124,995)	(65,303)
Other, net	8,890	(166)
Net cash provided by (used for) financing activities	100,138	(392,375)
Change in cash and cash equivalents	46,173	(24,310)
Cash and cash equivalents at beginning of period	921,471	917,954
Cash and cash equivalents at end of period	$967,644	$893,644

Supplemental disclosure:
Interest paid	$14,242	$24,904

19. SEGMENT REPORTING

We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending. A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services to consumer and small business customers including but not limited to checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases. Other financial services available to consumer and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services. Huntington serves customers primarily through our network of traditional branches in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Huntington also has branches located in grocery stores in Ohio and Michigan. In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, telephone banking, and over 1,500 ATMs.

Huntington established a “Fair Play” banking philosophy and built a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

Business Banking is a dynamic and growing part of our business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues up to $25 million and consists of approximately 163,000 businesses.  Huntington continues to develop products and services that are designed specifically to meet the needs of small business. Huntington continues to look for ways to help companies find solutions to their capital needs.

Regional and Commercial Banking: This segment provides a wide array of products and services to the middle market and large corporate customers base located primarily within our eleven regional commercial banking markets. Products and services are delivered through a relationship banking model and include commercial lending, as well as depository and liquidity management products. Dedicated teams collaborate with our relationship bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate risk protection products, foreign exchange hedging and sales, trading of securities, mezzanine investment capabilities, and employee benefit programs (insurance, 401(k)). The Commercial Banking team specializes in serving a number of industry segments such as not-for-profit organizations, health-care entities, and large publicly traded companies.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments. Our products and services include financing for the purchase of automobiles by customers at automotive dealerships, financing the acquisition of new and used vehicle inventory of automotive dealerships, and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs. Products and services are delivered through highly specialized relationship-focused bankers and product partners. Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to expand into selected markets outside of the Midwest and to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves real estate developers, REITs, and other customers with lending needs that are secured by commercial properties. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington provides these services through a unified sales team, which consists of private bankers, trust officers, and investment advisors. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners. A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client relationship.

The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, corporate trust, and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of mutual funds and Huntington Strategy Shares, our actively-managed exchange-traded funds. Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services. Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions.

Treasury / Other function includes our insurance brokerage business, which specializes in commercial property and casualty, employee benefits, personal lines, life and disability and specialty lines of insurance. Huntington also provides brokerage and agency services for residential and commercial title insurance and excess and surplus product lines of insurance. As an agent and broker we do not assume underwriting risks; instead we provide our customers with quality, noninvestment insurance contracts. The Treasury / Other function also includes technology and operations, other unallocated assets, liabilities, revenue, and expense.

Listed below is certain operating basis financial information reconciled to Huntington’s September 30, 2013, December 31, 2012, and September 30, 2012, reported results by business segment:

	Three Months Ended September 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2013
Net interest income	$202,040	69,168	90,002	43,093	20,549	$424,852
Provision for credit losses	43,179	42,464	(69,579)	(4,663)	(1)	11,400
Noninterest income	103,868	42,121	7,631	63,787	33,096	250,503
Noninterest expense	242,386	56,669	38,224	90,502	(4,445)	423,336
Income taxes	7,120	4,255	45,146	7,364	(1,753)	62,132
Net income	$13,223	$7,901	$83,842	$13,677	$59,844	$178,487

2012
Net interest income	$213,270	69,995	89,573	48,181	9,279	430,298
Provision for credit losses	38,347	4,933	(13,948)	7,673	(1)	37,004
Noninterest income	99,751	33,320	10,000	82,139	35,857	261,067
Noninterest expense	252,241	50,660	38,437	95,050	21,915	458,303
Income taxes	7,852	16,703	26,279	9,659	(32,202)	28,291
Net income	$14,581	$31,019	$48,805	$17,938	$55,424	$167,767

	Nine Months Ended September 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2013
Net interest income	$611,849	206,512	265,733	129,392	60,473	$1,273,959
Provision for credit losses	101,196	34,838	(82,381)	12,063	(2)	65,714
Noninterest income	288,446	106,349	23,877	234,493	98,202	751,367
Noninterest expense	719,430	163,232	112,440	276,856	40,036	1,311,994
Income taxes	27,884	40,177	90,843	26,238	(18,442)	166,700
Net income	$51,785	$74,614	$168,708	$48,728	$137,083	$480,918

2012
Net interest income	$656,216	202,116	266,765	143,396	7,976	$1,276,469
Provision for credit losses	103,233	42,542	(61,030)	23,185	—	107,930
Noninterest income	286,745	100,724	55,018	250,370	107,349	800,206
Noninterest expense	727,486	148,219	115,802	279,988	93,753	1,365,248
Income taxes	39,285	39,228	93,454	31,708	(73,921)	129,754
Net income	$72,957	$72,851	$173,557	$58,885	$95,493	$473,743

	Assets at		Deposits at
(dollar amounts in thousands)	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012

Retail & Business Banking	$14,391,941	$14,362,630	$28,199,983	$28,367,264
Regional & Commercial Banking	12,209,751	11,540,966	6,190,813	5,862,858
AFCRE	12,992,479	12,085,128	1,084,146	995,035
WGH	7,636,789	7,570,256	9,935,334	9,507,785
Treasury / Other	9,417,291	10,594,205	1,153,770	1,519,741
Total	$56,648,251	$56,153,185	$46,564,046	$46,252,683

20. Subsequent Event

On October 10, 2013, Huntington announced the signing of a definitive agreement to acquire Camco Financial, the parent company of Cambridge Ohio-based Advantage Bank, in a cash and stock transaction valued at approximately $97 million. As of June 30, 2013, Camco operated 22 banking offices throughout eastern and southern Ohio with $0.8 billion in total assets and $0.6 billion in total deposits. The transaction is expected to be completed in the first half of 2014, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Camco Financial. Given the size and structure, the transaction has a de minimis impact to tangible book value. With over 45% geographic overlap, Huntington expects the acquisition to be accretive to earnings per share in the first full year.